Exhibit 10.5

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
by and between
FIVE BELOW, INC.,
as Borrower,
and
FIVE BELOW MERCHANDISING, INC.,
as Original Guarantor,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender
Dated: June 12, 2013

7.4.	Periodic Appraisals	51
7.5.	Power of Attorney	51
7.6.	Right to Cure	52
7.7.	Access to Premises; Periodic Field Audits	52

Section 8.	REPRESENTATIONS AND WARRANTIES	53
8.1.	Corporate Existence, Power and Authority	53
8.2.	Name; State of Organization; Chief Executive Office; Collateral Locations	53
8.3.	Financial Statements; No Material Adverse Change	54
8.4.	Priority of Liens; Title to Properties	54
8.5.	Tax Returns	54
8.6.	Litigation	55
8.7.	Compliance with Other Agreements and Applicable Laws	55
8.8.	Environmental Compliance	55
8.9.	Credit Card Agreements	56
8.10.	Employee Benefits	57
8.11.	Bank Accounts	57
8.12.	Intellectual Property	57
8.13.	Subsidiaries; Affiliates; Capitalization; Solvency	57
8.14.	Labor Disputes	58
8.15.	Material Contracts	58
8.16.	Payable Practices	58
8.17.	Accuracy and Completeness of Information	58
8.18.	Survival of Warranties; Cumulative	59

Section 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	59
9.1.	Maintenance of Existence	59
9.2.	New Collateral Locations	59
9.3.	Compliance with Laws, Regulations, Etc.	59
9.4.	Payment of Taxes and Claims	60
9.5.	Insurance	60
9.6.	Financial Statements and Other Notices.	61
9.7.	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	63
9.8.	Encumbrances	65
9.9.	Indebtedness	68
9.10.	Loans, Investments, Etc.	70
9.11.	Restricted Payments	70
9.12.	[Reserved]	71
9.13.	Compliance with ERISA	71
9.14.	End of Fiscal Years; Fiscal Quarters	71

9.15.	Credit Card Agreements	71
9.16.	Change in Business	72
9.17.	License Agreements.	72
9.18.	Foreign Assets Control Regulations, Etc.	72
9.19.	Leased Personal Property	73
9.20.	Costs and Expenses	73
9.21.	Further Assurances	73
9.22.	Minimum Excess Collateral Availability	74
9.23.	Sale and Leaseback Transactions	74
9.24.	Additional Collateral; Additional Guarantors.	74

Section 10.	EVENTS OF DEFAULT AND REMEDIES	76
10.1.	Events of Default	76
10.2.	Remedies.	78

Section 11.	GUARANTEE	81
11.1.	The Guarantee	81
11.2.	Obligations Unconditional	82
11.3.	Reinstatement	83
11.4.	Subrogation; Subordination	83
11.5.	Remedies	83
11.6.	Instrument for the Payment of Money	84
11.7.	Continuing Guarantee	84
11.8.	General Limitation on Guaranteed Obligations	84
11.9.	Release of Guarantors	84
11.10.	Right of Contribution	84

Section 12.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.	85
12.1.	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	85
12.2.	Waiver of Notices	86
12.3.	Amendments and Waivers	86
12.4.	Waiver of Counterclaims	86
12.5.	Indemnification	86
12.6.	Waiver of Special Damages	87

Section 13.	TERM OF AGREEMENT; MISCELLANEOUS	87
13.1.	Term.	87
13.2.	Interpretative Provisions.	88
13.3.	Notices	89

13.4.	Partial Invalidity	90
13.5.	Successors	90
13.6.	Assignments; Participations	90
13.7.	Entire Agreement	91
13.8.	USA Patriot Act	91
13.9.	Counterparts, Etc.	91
13.10.	Release	91
13.11.	Intercreditor Agreement.	92
13.12.	Borrower Authorized.	92

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Information Certificate
Exhibit C	Form of Covenant Compliance Certificate
Exhibit D	Form of Intercreditor Agreement
Exhibit E	Form of Intercompany Note
Exhibit F	Form of Joinder Agreement
Schedule 1.30	Credit Card Agreements
Schedule 1.36	Customs Brokers

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This Third Amended and Restated Loan and Security Agreement dated June 12, 2013 (this “Agreement”) is entered into by and between FIVE BELOW, INC., a Pennsylvania corporation (the “Borrower”), FIVE BELOW MERCHANDISING, INC., a Pennsylvania corporation (the “Original Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as successor by merger to Wachovia Bank, N.A. (the “Lender”).
W I T N E S S E T H:
WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Loan and Security Agreement dated May 16, 2012 (as amended from time to time, the “Original Loan Agreement”); and
WHEREAS, Borrower and Lender have agreed to modify the Original Loan Agreement in accordance with the terms referenced herein; and
WHEREAS, this Agreement shall be an amendment and restatement of and substitution for the Original Loan Agreement, but shall in no way be construed as a repayment, novation or satisfaction of the Obligations as defined in the Original Loan Agreement;
WHEREAS, the Obligations and all Collateral securing the Obligations under the Original Loan Agreement and this Agreement are and shall at all times be deemed to be continuous;
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Loan Agreement is hereby amended and restated in its entirety and the parties hereto agree as follows:

SECTION 1.DEFINITIONS
For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
1.1.    “ABL Priority Collateral” shall mean the “Revolving Facility First Lien Collateral” as defined in the Intercreditor Agreement.
1.2.    “Accounts” shall mean all present and future rights of any Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) consisting of Credit Card Receivables.
1.3.    “Adjusted Borrowing Base” shall mean, at any time, the amount equal to the Borrowing Base minus the Minimum Excess Collateral Availability.
1.4.    “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person or other equity interests in such Person, and (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of Voting Stock or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.
1.5.    “Applicable L/C Rate” shall mean, at any time, the rate equal to the LMIR Rate, plus the applicable percentage set forth in the definition of “Applicable Margin” for LMIR Rate Loans.
1.6.    “Applicable Margin” shall mean, at any time, as to the Interest Rate for LMIR Rate Loans and the Interest Rate for Prime Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Borrower’s Quarterly Average Excess Availability for the immediately preceding Fiscal Quarter is at or within the amounts indicated for such percentage as of the last day of the immediately preceding calendar quarter:

Quarterly Average Excess Availability	Applicable Margin for LMIR Rate Loans	Applicable Margin for Prime Rate Loans
Availability: less than 33% of then effective Maximum Credit	2.25%	1.25%
Availability: less than 75% but greater than or equal to 33% of then effective Maximum Credit	2.00%	1.00%
Availability: greater than or equal to 75% of then effective Maximum Credit	1.75%	0.75%

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter and (iii) notwithstanding anything herein to the contrary, the Applicable Margin beginning as of the Closing Date through the Fiscal Quarter ending July 31, 2013 shall be 1.75% for LMIR Rate Loans and 0.75% for Prime Rate Loans.
1.7.    “Asset Sale” shall mean any Disposition of any property by any Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”; (a) any Disposition of assets permitted by, or expressly referred to in, Section 9.7 (other than Section 9.7(b)(viii)); (b) so long as the Term Loan Agreement is in effect, any Disposition of the Term Priority Collateral; and (c) any Disposition of any property by any Loan Party for fair market value resulting in less than $250,000 in Net Cash Proceeds per Disposition (or series of related Dispositions) and less than $750,000 in Net Cash Proceeds in any Fiscal Year.
1.8.    “Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction by any Loan Party, as at the time of determination, the present value (discounted at a rate equivalent to such Loan Party’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.
1.9.    “Bank Product Provider” shall mean Lender, an Affiliate of Lender, or any other financial institution (but in the case of an Affiliate of Lender or any other financial institution, only to the extent approved by Lender) that provides any Bank Products to Borrower.
1.10.    “Bank Products” shall mean any one or more of the following types or services or facilities provided to Borrower by a Bank Product Provider: (a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of Borrower pursuant to agreement or overdraft for any accounts of Borrower maintained at any Bank Product Provider that are subject to the control of Lender pursuant to any Deposit Account Control Agreement to which Lender or any Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder.
1.11.    “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.
1.12.    “Borrower” shall mean Five Below, Inc., a Pennsylvania corporation, in its capacity as Borrower under this Agreement.
1.13.    “Borrowing Base” shall mean, at any time, the amount equal to: ninety percent (90%) of the Eligible Credit Card Receivables of Borrower, plus ninety percent (90%) of the Net Recovery Percentage of Eligible Inventory of Borrower multiplied by the Value thereof, minus Reserves attributable to Borrower.
1.14.    “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit “A” hereto, as such form may from time to time be modified by Lender, which is duly completed (including all schedules thereto) and executed by the Senior Vice President of Finance or other chief financial officer of Borrower and delivered to Lender.
1.15.    “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the Commonwealth of Pennsylvania, and a day on which Lender is open for the transaction of business, except that if a determination of a Business Day shall relate to any LMIR Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.
1.16.    “Capital Expenditures” shall mean all expenditures for, or contracts for expenditures for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of capitalized lease payments during the applicable period.
1.17.    “Capital Leases” shall mean, with respect to any Person, any lease of (or any agreement conveying the right to use) any property by such person as lessee (whether real, personal or mixed) which in accordance with GAAP, is required to be reflected as a liability on such person’s balance sheet.
1.18.    “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
1.19.    “Cash Dominion Event” shall mean the occurrence of either: (a) an Event of Default under this Agreement; or (b) the failure of the Borrower at any time during any Non-

Peak Period to maintain Excess Borrowing Availability greater than or equal to twenty percent (20%) of the then-effective Maximum Credit.
1.20.    “Cash Dominion Period” shall mean, with respect to any Cash Dominion Event, the period beginning as of the occurrence of such Cash Dominion Event and ending after the Borrower has maintained ninety (90) consecutive days during which (a) Excess Borrowing Availability is greater than or equal to thirty-five percent (35%) of the then-effective Maximum Credit; and (b) no Event of Default has occurred or is continuing.
1.21.    “Cash Equivalents” shall mean, as of any date of determination, as to any Person, any of the following: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit or bankers’ acceptances of Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state or commonwealth thereof or the District of Columbia having, capital and surplus aggregating in excess of $250,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended from time to time, and any successor statute) with maturities of not more than one year from the date of acquisition by such person, (c) commercial paper issued by any person meeting the qualifications specified in clause (b) above, or incorporated in the United States of America rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or Fitch Rating Limited or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000, (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985, (f) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, and (ii) has the highest rating obtainable from either Standard & Poor’s Rating Service or Moody’s Investors Service Inc., and (e) demand deposit accounts maintained in the ordinary course of business.
1.22.    “Casualty Event” shall mean any loss of title (other than through a consensual Disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Loan Party. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof. Notwithstanding the foregoing, “Casualty Event” shall not include the loss of title or loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, (a) any property of any Loan Party with a fair market value of less than $700,000 in Net Cash Proceeds per such event and less than $1,500,000 in Net Cash Proceeds in any Fiscal Year; and (b) so long as the Term Loan Agreement is in effect, the Term Priority Collateral.
1.23.    “Change of Control” shall mean (a) the transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (c) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Investors shall have acquired beneficial ownership of more than 35 percent of the voting power of the outstanding Voting Stock of the Borrower; or (d) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Investors shall have acquired beneficial ownership of sufficient voting power of the outstanding Voting Stock such that such Person or group becomes entitled to name or replace a voting majority of the Board of Directors.
1.24.    “Closing Date” shall mean June 12, 2013.
1.25.    “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
1.26.    “Collateral” shall have the meaning set forth in Section 5.1 hereof.
1.27.    “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Lender, from any lessor of premises to any Loan Party, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.
1.28.    “Commitment” shall mean the Lender’s commitment to provide the Credit Facility.
1.29.    “Credit Card Acknowledgments” shall mean, collectively, the agreements in favor of Lender, by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, acknowledging Lender’s first priority security interest in the monies due and to become due to any Loan Party (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Payment Account, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
1.30.    “Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements listed on Schedule 1.30 hereto.
1.31.    “Credit Card Issuer” shall mean any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Novus Services, Inc.
1.32.    “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to a Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
1.33.    “Credit Card Receivables” shall mean, collectively, (a) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.
1.34.    “Credit Facility” shall mean the Revolving Loans and Letters of Credit provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.2 hereof.
1.35.    “Current Borrowing Base Report” shall have the meaning set forth in Section 7.1 (a)(i) hereof.
1.36.    “Customs Broker” shall mean any person listed on Schedule 1.36 hereto or such other person selected by a Loan Party after written notice by Borrower to Lender who is reasonably acceptable to Lender to perform port of entry services to process Inventory imported by Borrower or one of its Subsidiaries from outside the United States of America and to supply facilities, labor and materials to Borrower or its Subsidiaries in connection therewith.
1.37.    “DACA Account” shall mean any deposit or other bank account of any Loan Party subject to a Deposit Account Control Agreement.

1.38.    “DACA Account Bank” shall mean a Non-Wells Fargo Account Bank with which any Loan Party and Lender have entered into a Deposit Account Control Agreement.
1.39.    “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
1.40.    “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Lender, any Loan Party and any bank at which such Loan Party maintains a deposit account, which provides that such bank will comply with instructions originated by Lender directing disposition of the funds in the deposit account without further consent by such Loan Party and has such other terms and conditions as Lender may reasonably require.
1.41.    “Discretionary DACA Protocol Event” shall mean the Borrower’s maintenance of Excess Borrowing Availability at any time during any Non-Peak Period less than thirty-five percent (35%) but greater than or equal to twenty percent (20%) of the then-effective Maximum Credit.
1.42.    “Disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property.
1.43.    “Disregarded Domestic Person” shall mean any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for United States federal income tax purposes if substantially all of its assets consist of the equity of one or more direct or indirect Foreign Subsidiaries.
1.44.    “Distribution Center” shall mean the approximately 600,000 square foot distribution center located in Olive Branch, Mississippi leased by Borrower under a lease agreement expiring in 2022 with options to renew for three successive five-year periods.
1.45.    “Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.
1.46.    “Eligible Credit Card Receivables” shall mean Credit Card Receivables of Borrower which are and continue to be acceptable to Lender, in each case based on the criteria set forth below as determined by Lender in good faith. Credit Card Receivables shall be Eligible Credit Card Receivables if:
(a)    such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of the business of Borrower which transactions are completed in accordance with the terms and provisions contained in any agreements binding on Borrower or the other party or parties related thereto;
(b)    such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card

Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;
(c)    such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;
(d)    all material procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed by Borrower and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;
(e)    the required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;
(f)    Borrower shall have submitted all materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for Borrower to be entitled to payment in respect thereof;
(g)    the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;
(h)    such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;
(i)    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Credit Card Receivables (other than setoffs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with Borrower as of the date hereof or as such practices may change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstance of Borrower); provided, that the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount asserted to be owing or owing by Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such setoffs, fees and chargebacks may be deemed Eligible Credit Card Receivables;
(j)    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to Borrower for the purpose of establishing a reserve or collateral for obligations of Borrower to such Credit Card Issuer or Credit Card Processor (notwithstanding that the Credit Card Issuer or Credit Card Processor may have setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower); provided, that the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount set off by such Credit Card Issuer or Credit Card Processor to establish such reserves or collateral may be deemed Eligible Credit Card Receivables;
(k)    there are no facts, events or occurrences which would materially impair the validity, enforceability or collectability of such Credit Card Receivables or materially reduce the amount payable or materially delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower);
(l)    such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Lender, in the sole discretion of Lender, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any security interest or lien in favor of any person other than Lender except as otherwise permitted in this Agreement, in each case subject to and in accordance with the terms and conditions applicable hereunder to any such permitted security interest or lien;
(m)    there are no proceedings or actions which are pending or to the best of Borrower’s knowledge threatened, against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which would reasonably be expected to result in any material adverse change in the financial condition of any such Credit Card Issuer or Credit Card Processor;
(n)    such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processors deemed creditworthy at all times by Lender in good faith;
(o)    no event of default has occurred under the Credit Card Agreement of Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to Borrower, except as may have been waived in writing by such Credit Card Issuer or Credit Card Processor, and the Credit Card Issuer or Credit Card Processor has not sent any written notice of default and/or notice of its intention to cease or suspend payments to Borrower in respect of such Credit Card Receivables, and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto;
(p)    the terms of the sale giving rise to such Credit Card Receivables and all practices of Borrower with respect to such Credit Card Receivables comply in all material respects with applicable Federal, State, and local laws and regulations; and

(q)    the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable.
General criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Lender in good faith and in accordance with its customary practices for similarly situated borrowers, upon notice to Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent Lender has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Credit Card Receivables in the good faith determination of Lender. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.
1.47.    “Eligible In-Transit Inventory” shall mean all finished goods Inventory owned, prepaid or to be owned by Borrower that is not covered by a Letter of Credit and that is or will be in transit from outside of the United States to one of Borrower’s locations in the continental United States, and which (a) as of the date such Inventory becomes owned by Borrower (i) is fully insured, (ii) is subject to a first priority security interest in and lien upon such goods in favor of Lender (except for any possessory lien upon such goods in the possession of handlers, stores of goods, a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), (iii) all documents, notices, instruments, statements and bills of lading relating thereto, if any, which Lender may deem necessary or desirable to evidence ownership by Borrower and/or to give effect to and protect the liens, security interests and other rights of Lender in connection therewith are delivered to Lender, and (iv) is subject to a Collateral Access Agreement when in the possession, custody or control of any Customs Broker; and (b) are and remain acceptable to Lender for lending purposes in its sole discretion.
1.48.    “Eligible Inventory” shall mean Inventory (including Eligible L/C Inventory) consisting of finished goods held for resale in the ordinary course of the business of Borrower which are acceptable to Lender, in each case based on the criteria set forth below as determined by Lender in good faith. In general, Eligible Inventory shall not include (a) work-in-process; (b) raw materials; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s business; (f) Inventory at premises which are not owned or not leased and controlled by Borrower; provided, that, Eligible Inventory shall include (i) Inventory at retail store locations in the United States of America which are leased by Borrower or owned and operated by a person other than Borrower, and (ii) Inventory at retail store locations outside the United States of America which are leased by Borrower or owned and operated by a person other than Borrower and at all other non-retail locations leased by Borrower or owned and operated by a person other than Borrower (both inside and outside of the United States of America), only to the extent that Lender has received a Collateral Access Agreement from the lessor or the owner or operator with respect to such location, and, if required by Lender in the case of this subclause (ii), (A) UCC financing statements (or, in the case of Inventory outside the United States, other evidence of perfection as determined in Lender’s reasonable discretion) between the lessor or owner and operator, as consignee/bailee, and Borrower, as consignor/bailor, in form and substance satisfactory to Lender, which are duly assigned to Lender and (B) written notice of Lender’s first priority security interest in such Inventory to any lender to the lessor or owner and operator of such location; (g) Inventory which is in transit from outside of the United States to one of Borrower’s locations in the continental United States, other than Eligible In-Transit Inventory; provided, that, in no event shall the Eligible In-Transit Inventory component of Eligible Inventory exceed $500,000 at any one time; (h) Inventory subject to a security interest or lien in favor of any person other than Lender except those security interests or liens (i) permitted in this Agreement that are subordinate to the security interest of Lender pursuant to an intercreditor agreement in form and substance satisfactory to Lender between Lender and the holder of such other security interest or lien, and (ii) arising from time to time in favor of common carriers transporting Inventory from one Borrower location to another for a period of no greater than 5 Business Days; (i) bill and hold goods; (j) Slow Moving Inventory, other than Packaway Inventory; provided, that, (i) any item of Packaway Inventory shall only constitute Eligible Inventory from the date of Borrower’s acquisition of such Inventory until the conclusion of the second selling season to which such item relates and during which Borrower should reasonably hold such item out for sale, immediately following Borrower’s acquisition of such item, and (ii) in no event shall the Value of Packaway Inventory exceed five percent (5%) of Inventory at any one time; (k) Inventory which is not subject to the first priority, valid and perfected security interest of Lender, as determined in the sole discretion of Lender; (l) damaged and/or defective Inventory; (m) returned Inventory which is not held for sale in the ordinary course of business; and (n) Inventory purchased or sold on consignment.
General criteria for Eligible Inventory may only be changed and any new criteria for Eligible Inventory may only be established by Lender in good faith and in accordance with its customary practices for similarly situated borrowers, upon notice to Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Lender has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.
1.49.    “Eligible LC Inventory” shall mean all finished goods Inventory owned or to be owned by Borrower and covered by a documentary Letter of Credit, and which finished goods Inventory is or will be in transit to one of Borrower’s locations in the continental United States, and which finished goods Inventory (a) as of the date such Inventory becomes owned by Borrower (i) is fully insured, (ii) is subject to a first priority security interest in and lien upon such goods in favor of Lender (except for any possessory lien upon such goods in the possession of handlers, storers of goods, a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), and (iii) all documents, notices, instruments, statements and bills of lading relating thereto, if any, which Lender may deem necessary or desirable to evidence ownership by Borrower and/or to give effect to and protect the liens, security interests and other rights of Lender in connection therewith are delivered to Lender; and (b) are and remain acceptable to Lender for lending purposes in its sole discretion.

1.50.    “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Loan Party and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.
1.51.    “Equipment” shall mean, with respect to any Loan Party, all of such Loan Party’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
1.52.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
1.53.    “ERISA Affiliate” shall mean any person required to be aggregated with any Loan Party under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
1.54.    “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty

Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate in excess of $100,000 and (g) any other event or condition with respect to any Pension Plan maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Loan Party in excess of $100,000.
1.55.    “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.
1.56.    “Excess Borrowing Availability” shall mean the amount, as determined by Lender, calculated at any date, equal to: (a) the lesser of (i) the Adjusted Borrowing Base, or (ii) the Maximum Credit (in each case after giving effect to any Reserves then in effect); minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrower, plus (ii) the amount of all then outstanding Letter of Credit Obligations.
1.57.    “Excess Collateral Availability” shall mean the amount, as determined by Lender, calculated at any date, equal to: (a) the Borrowing Base (after giving effect to any Reserves then in effect) minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrower, plus (ii) the amount of all then outstanding Letter of Credit Obligations.
1.58.    “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
1.59.    “Excluded Accounts” shall mean (a) any bank accounts established by Borrower or its Subsidiaries used exclusively for payroll, payroll taxes or employee benefits, escrow, customs, insurance, or fiduciary purposes or compliance with legal requirements, to the extent such legal requirements prohibit the granting of a lien thereon, (b) any accounts for the purpose of maintaining cash and Cash Equivalents subject to Permitted Liens of the type described in Sections 9.8(f), (j) and (m); or (c) any other account (other than any deposit account that constitutes or contains proceeds of any ABL Priority Collateral) that is excluded from the collateral securing the Term Loan Agreement.
1.60.    “Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable law, regulation or contractual obligation from guaranteeing the Obligations or that would require governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee or where the making of such guarantee would result in material adverse tax consequences (as reasonably determined by the Borrower), (d) any Domestic Subsidiary of the Borrower that is a Disregarded Domestic Person, (e) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrower, (f) any Foreign Subsidiary and (g) any other Subsidiary with respect to which, in the reasonable judgment of the

Lender and the Borrower, the burden or cost of providing a guarantee of the Obligations shall outweigh the benefits to be afforded thereby.
1.61.    “Fee Letter” shall mean the letter agreement executed by Borrower and Lender as of May 16, 2012 regarding the payment of certain fees by Borrower to Lender in connection with and on account of the financial accommodations made to Borrower hereunder.
1.62.    “Financing Agreements” shall mean, collectively, this Agreement, the Fee Letter, each Joinder Agreement, and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now, prior to, or at any time hereafter executed and/or delivered by any Loan Party in connection with the credit obligations of the Loan Parties to Lender.
1.63.    “Fiscal Quarter” shall mean each period of thirteen or fourteen weeks ending on or about April 30, July 31, October 31 and January 31.
1.64.    “Fiscal Year” shall mean the 52/53 week period ending on the Saturday closest to January 31 of the following year.
1.65.    “Foreign Subsidiary” shall mean (a) a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia (and including a Subsidiary of such a Subsidiary) and (b) any direct or indirect Subsidiary that is (i) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and any Subsidiary of such controlled foreign corporation or (ii) a domestic corporation or domestic partnership for U.S. federal income tax purposes, all or substantially all of whose assets consist of Capital Stock in one or more entities described in clause (i) above.
1.66.    “Funding Bank” shall have the meaning set forth in Section 3.3(a)
1.67.    “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.
1.68.    “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
1.69.    “Guarantor” shall mean the Original Guarantor and each Domestic Subsidiary of any Loan Party that is or becomes a party to this Agreement pursuant to Section 9.24; provided, however, that the Guarantors shall not include any Excluded Subsidiary.

1.70.    “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
1.71.    “Hedge Agreement” shall mean an agreement between a Loan Party and a Bank Product Provider that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, forward commodity contracts, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices.
1.72.    “Immaterial Subsidiaries” shall mean all Subsidiaries of the Borrower designated as such in writing by the Borrower to the Lender from time to time for which (a) the aggregate value of assets of any such Subsidiary does not exceed 2% of the consolidated total assets of the Borrower and its Subsidiaries, (b) the aggregate value of assets of all such Subsidiaries does not exceed 5% of the consolidated total assets of the Borrower and its Subsidiaries, (c) the gross revenue of such Subsidiary does not exceed 2% of the consolidated gross revenues of the Borrower and its Subsidiaries and (d) the aggregate gross revenues of all such Subsidiaries does not exceed 5% of the consolidated gross revenues of the Borrower and its Subsidiaries, in each case determined as of the last day of the most recent Fiscal Quarter or Fiscal Year for which financial statements have been delivered in accordance with Section 9.6. If, at any time and from time to time after the Closing Date, one or more Subsidiaries shall cease to qualify as “Immaterial Subsidiaries”, then the Borrower shall, on the date on which financial statements are in accordance with Section 9.6 for such Fiscal Quarter or Fiscal Year, as the case may be, delivered pursuant to this Agreement, designate in writing to the Lender one or more of such Subsidiaries (which shall cease to constitute “Immaterial Subsidiaries”) as may be necessary to ensure compliance with this definition.
1.73.    “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d)

any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.
1.74.    “Information Certificate” shall mean the Information Certificate of Borrower attached as Exhibit “B” hereto, containing material information with respect to Borrower and the Original Guarantor and their respective businesses and assets as of the date hereof, provided by or on behalf of Borrower and the Original Guarantor to Lender in connection with the preparation of this Agreement and the financing arrangements provided for herein.
1.75.    “Intellectual Property” shall mean any Loan Party’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office, or in any similar office or agency of the United States of America, any State, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to such Loan Party’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-

in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.
1.76.    “Intercompany Note” shall mean an intercompany demand promissory note substantially in the form of Exhibit E.
1.77.    “Intercreditor Agreement” shall mean that certain Lien Subordination and Intercreditor Agreement dated as of May 16, 2012 among the Lender, the Term Loan Agent and the Borrower substantially in the form attached as Exhibit “D” hereto, as the same may be amended, amended and restated, supplemented or otherwise modified in accordance with its terms.
1.78.    “Interest Rate” shall mean,
(a)    as to Prime Rate Loans, a rate equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans, and
(b)    as to LMIR Rate Loans, a rate equal to the LMIR Rate plus the Applicable Margin for LMIR Rate Loans.
Notwithstanding anything to the contrary contained in this definition, the Interest Rate shall mean the percentage per annum set forth above plus (in each case) two percent (2%) per annum, at Lender’s option, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender and (ii) on Revolving Loans to Borrower at any time outstanding in excess of the Adjusted Borrowing Base or Maximum Credit (whether or not such excess(es) arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default).
1.79.    “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
1.80.    “Investments” shall have the meaning set forth in Section 9.10.
1.81.    “IPO” shall mean the underwritten primary public offering of the Borrower’s common Capital Stock on July 19, 2012 (and any subsequent secondary public offerings in respect of Borrower’s common Capital Stock) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.
1.82.    “Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F or such other form as shall be approved by the Lender and the Borrower.
1.83.    “Legal Requirements” shall mean, as to any Person, the organizational documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
1.84.    “Lender” shall mean Wells Fargo Bank, National Association, as successor by merger to Wachovia Bank, N.A., and its successors and assigns.
1.85.    “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.
1.86.    “Letter of Credit Limit” shall mean $5,000,000.
1.87.    “Letter of Credit Obligations” shall mean, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time.
1.88.    “Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by Lender for the account of the Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.
1.89.    “License Agreement” shall mean any agreement or other arrangement pursuant to which any Loan Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another Person and material to the conduct of the business of the Loan Parties, excluding commercially available off-the-shelf software.
1.90.    “LMIR Rate”, for any day, shall mean the rate for one month U.S. dollar deposits as reported on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) as of 11:00 a.m., London time (rounded upwards, if necessary, to the nearest 1/100th of one percent (1%)), on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

1.91.    “LMIR Rate Loan” means a Revolving Loan, or portion thereof, during any period in which it bears interest at an annual rate based upon the LMIR Rate. All LMIR Rate Loans shall be denominated in US Dollars.
1.92.    “Loan Parties” shall mean the Borrower and the Guarantors.
1.93.    “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrower and its Subsidiaries, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral; (d) the Collateral or its value taken as a whole; (e) the ability of Borrower and the Guarantors (taken as a whole) to repay the Obligations or of Borrower and the Guarantors (taken as a whole) to perform their obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Agreement or any of the other Financing Agreements.
1.94.    “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements and the Term Loan Documents), whether written or oral, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect, including, without limitation, any Credit Card Agreement. Material Contracts shall not include purchase orders for inventory or for furniture and fixtures in the ordinary course of business, and shall only include leases of real property to which a Loan Party is a party to the extent that the leased premises is any non-retail location.
1.95.    “Maximum Credit” shall mean, at any time, the amount of $20,000,000, plus the amount of any Maximum Credit Incremental Increase then in effect in accordance with the provisions of Section 2.1(c) hereof.
1.96.    “Maximum Credit Incremental Increase” shall have the meaning set forth in Section 2.1(c).
1.97.    “Minimum Excess Collateral Availability” shall have the meaning set forth in Section 9.22 of this Agreement.
1.98.    “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.
1.99.    “Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer or other disposition of any asset, any Asset Sale, any Casualty Event, or the sale or issuance of any Indebtedness by Borrower or any of its Subsidiaries, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of Borrower or any of its Subsidiaries in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, accountant’s fees, investment banking fees, finder’s fees, other similar fees and commissions and reasonable out-of-pocket expenses, (b) the amount of taxes reasonably estimated by Borrower to be actually and reasonably attributable to such transaction, and (c) the amount of any Indebtedness secured by a security interest, lien or other encumbrance (other than a security interest, lien or other encumbrance created under any Financing Agreements) on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid to Borrower or any of its Subsidiaries.
1.100.    “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent appraisal of Inventory received by Lender in accordance with Section 7.4, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to appraisal. The Net Recovery Percentage for Inventory used in Section 1.10 shall be based on the percentage in the most recent appraisal applicable to the time period for which the Borrowing Base is being calculated.
1.101.    “Non-DACA Account” shall mean any deposit or other bank account of any Loan Party not subject to a current and effective Deposit Account Control Agreement.
1.102.    “Non-Peak Period” shall mean all times during any calendar year other than the Peak Period.
1.103.    “Non-Wells Fargo Account” shall mean any deposit or other bank account maintained by any Loan Party at any financial institution other than Wells Fargo Bank, National Association.
1.104.    “Non-Wells Fargo Account Bank” shall mean any bank at which a Non-Wells Fargo Account is maintained.
1.105.    “Obligations” shall mean (a) any and all Revolving Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower and the other Loan Parties to Lender and/or any of its Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Loan Party under the Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured; and (b) all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower and the other Loan Parties to Lender or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising.
1.106.    “Original Guarantor” shall mean Five Below Merchandising, Inc., a Pennsylvania corporation, in its capacity as Guarantor under this Agreement.
1.107.    “Other Taxes” shall have the meaning given to such term in Section 6.5(c).
1.108.    “Packaway Inventory” means Inventory which is held by Borrower for sale only during certain selling seasons of the year, including, without limitation, holiday items.
1.109.    “Payment Account” shall mean account no. 2079951067231 maintained by Lender and/or such other account or accounts maintained by Lender which Lender may from time to time designate to Borrower as the Payment Account for purposes of this Agreement and the other Financing Agreements.
1.110.    “Peak Period” shall mean the period between October 1 through December 1 in any calendar year.
1.111.    “Pension Plan” shall mean a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party sponsors, maintains, or to which any Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
1.112.    “Permits” shall have the meaning given to such term in Section 8.7(b).
1.113.    “Permitted Investors” shall mean and include (i) any Person or group that was a stockholder of the Borrower on May 16, 2012 or his/her/its respective Affiliates, and (ii) equity investors that participated in the Borrower’s IPO.
1.114.    “Permitted Investments” shall mean each of the following:
(a)    (i) accounts receivables owing to Borrower or any of its Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) investments in cash and Cash Equivalents, (iii) endorsement of instruments held for collection in the ordinary course of business, (iv) lease, utility and other similar deposits in the ordinary course of business and (v) accounts receivable and notes receivable from financially troubled counterparts in the ordinary course of business in order to prevent or limit loss;
(b)    loans and advances by Borrower or any of its Subsidiaries to directors, employees or officers of Borrower or such Subsidiary not to exceed the principal amounts set forth in Section 9.10 at any time;

(c)    obligations of account debtors to Borrower or any of its Subsidiaries arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower or such Subsidiary, the principal amount of which note shall not exceed $25,000 in any one case or $100,000 in the aggregate at any time outstanding; provided, that, promptly upon the receipt by any Loan Party of the original of any such promissory note, such promissory note shall be endorsed to the order of Lender by such Loan Party and promptly delivered to Lender as so endorsed;
(d)    Investments outstanding on the date hereof;
(e)    Hedge Agreements permitted pursuant to Section 9.9(c) or Section 9.9(m);
(f)    Investments in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(g)    Investments made as a result of consideration received in connection with a sale or other disposition made in compliance with Section 9.7(b);
(h)    Restricted Payments in compliance with Section 9.11;
(i)    other Investments in an aggregate amount not to exceed $3,500,000 on the date such Investments are made to the extent, and only to the extent: (A) at the time such Investments are made Excess Borrowing Availability is not less than $3,000,000; and (B) such Investments are not made with Revolving Loan Proceeds;
(j)    so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments that are made in exchange for the substantially concurrent sale of Capital Stock of the Borrower permitted to be issued by it hereunder;
(k)    promissory notes or other obligations of directors, officers or other employees of the Borrower or any of its Domestic Subsidiaries in connection with such directors’, officers’ or employees’ purchase of Capital Stock of the Borrower or any direct or indirect parent thereof, so long as no cash is advanced by the Borrower or any of its Subsidiaries in connection with such Investment;
(l)    Investments that may arise as a result of the consummation of Sale and Leaseback Transactions permitted under Section 9.23;
(m)    Investments by (i) the Borrower in any Guarantor, (ii) the Borrower or any of its Subsidiaries in the Borrower or any Guarantor, (iii) a Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party, and (iv) the Borrower or any Guarantor in any Subsidiary of the Borrower that is not a

Guarantor in a maximum amount for all such Investments to all such Subsidiaries not to exceed $2,000,000 at any time outstanding; provided that any Investment in the form of a loan or advance shall be evidenced by an Intercompany Note (and shall be subject to the subordination provisions contained therein if made to a Subsidiary that is a Loan Party) and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral;
(n)    Investments of any person that becomes a Subsidiary on or after the Closing Date in an aggregate amount for all such Subsidiaries not to exceed $2,500,000 on the date such person becomes a Subsidiary; provided that (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to the Borrower or any of its Subsidiaries or any of their respective assets, other than to the person that becomes a Subsidiary;
(o)    other Investments in an aggregate amount not to exceed $3,500,000 on the date such Investments are made; and
(p)    unsecured intercompany loans by any of the Subsidiaries of the Borrower to the Borrower evidenced by an Intercompany Note (and subject to the subordination provisions contained therein) for purposes and in amounts that would otherwise be permitted to be made as Restricted Payments to the Borrower.
1.115.    “Permitted Liens” shall have the meaning given to such term in Section 9.8.
1.116.    “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
1.117.    “Primary Non-Wells Fargo Account Bank” shall mean any bank or financial institution at which Non-Wells Fargo Accounts are maintained to the extent that such Non-Wells Fargo Accounts receive deposits from eight (8) or more of the Borrower’s retail locations.
1.118.    “Prime Rate” shall mean the higher of (i) the rate from time to time publicly announced by Lender as its “prime rate,” whether or not such announced rate is the best rate available at Lender and subject to each increase or decrease in such “prime rate,” effective as of the first day of the month after any such increase or decrease occurs; and (ii) the rate which is the Federal Funds Rate in effect from time to time, plus one-half percent (.50%).
1.119.    “Prime Rate Loans” shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof. All Prime Rate Loans shall be denominated in US Dollars.

1.120.    “Quarterly Average Excess Availability” shall mean, at any time, the average of the daily Excess Borrowing Availability of Borrower for the immediately preceding Fiscal Quarter as calculated by Lender.
1.121.    “Real Property” shall mean all now owned and hereafter acquired real property of any Loan Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.
1.122.    “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of any Loan Party: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of any Loan Party; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued or payable to any Loan Party or otherwise in favor of or delivered to any Loan Party in connection with any Account or any Credit Card Receivables; and (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Loan Party, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Loan Party or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Loan Party) or otherwise associated with any Accounts, Inventory or general intangibles of any Loan Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Loan Party in connection with the termination of any Pension Plan or other employee benefit plan and any other amounts payable to any Loan Party from any Pension Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Loan Party is a beneficiary).
1.123.    “Records” shall mean, with respect to any Loan Party, all of such Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Loan Party with respect to the foregoing maintained with or by any other person).
1.124.    “Reserves” shall mean as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith in accordance with its customary practices for similarly situated borrowers, reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) any of the Collateral of the types or categories included in the Borrowing Base or related thereto or its value or (ii) the assets or business of Borrower or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lender’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) to reflect outstanding Letter of Credit Obligations as provided in Section 2.2 hereof; or (d) on account of the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month, except for such trade payables and other obligations being disputed in good faith by Borrower; or (e) in respect of any state of facts which Lender determines in good faith constitutes a Default or an Event of Default. Notwithstanding the foregoing, to the extent that Lender establishes Reserves with respect to specific Collateral categories, the Value of any Collateral that becomes the subject of such a Reserve shall be included as a Reserve only once, irrespective of whether or not such Collateral Value could be included in more than one Reserve category.
Without limiting the generality of the foregoing, Reserves may be established to reflect any of the following: (a) that dilution with respect to the Credit Card Receivables (based on the ratio of the aggregate amount of non-cash reductions in Credit Card Receivables for any period to the aggregate dollar amount of the sales of Borrower giving rise to Credit Card Receivables for such period) as calculated by Lender for any period, is or is reasonably anticipated to be greater than five percent (5%), (b) inventory shrinkage, (c) reserves in respect of markdowns and cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (d) any and all amounts in respect of sales, use and/or withholding taxes which are past due, (e) any and all rental payments, service changes or other amounts which are past due to lessors of personal property, (f) up to fifty percent (50%) of the aggregate amount of merchandise gift certificates and coupons as certified by the Borrower in its Financial Statements, (g) an increase in the number of days of the turnover of Inventory or a change in the mix of the Inventory that results in an overall decrease in the value thereof or a deterioration in its nature or quality (but only to the extent not addressed by the lending formulas in a manner satisfactory to Lender), (h) variances between the perpetual inventory records of Borrower and the results of any test counts of Inventory conducted by Lender with respect thereto, in excess of the percentage acceptable to Lender, (i) the aggregate amount of deposits, if any, received by Borrower from its retail customers in respect of unfilled orders for merchandise and the purchase price of layaway goods, (j) obligations, liabilities or indebtedness (contingent or otherwise) of Borrower to Lender, any Affiliate of Lender or any other financial institution acceptable to Lender (but in each case as to any Affiliate of Lender or other financial institution, only to the extent approved by Lender) arising under or in connection with any Hedge Agreement of Borrower with Lender, any Affiliate of Lender or any other financial institution acceptable to Lender, to the extent that such obligation, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Lender in any Collateral, (k) any and all duty and freight charges in respect of Inventory in transit to the Borrower from outside the United States, (l) any and all rental payments, service charges or other amounts past due to lessors or owners and operators of real property at which any Inventory or Records are located, except to the extent such amounts are being disputed by Borrower in good faith, as determined by Lender in its sole discretion, (m) any and all rental payments, service charges or other amounts to become due to any lessor or owner and operator of any retail location outside the United States or any non-retail location other than the Borrower’s corporate headquarters (whether inside or outside the United States) at which any Inventory or Records are located unless such lessor or owner and operator is a party to a Collateral Access Agreement with Lender; provided, that, the Reserves established pursuant to this clause (m) shall not exceed at any time the aggregate of amounts payable for the next three (3) months to such lessor or owner and operator of such location; provided further, that, the foregoing limitation on the amount of the Reserves shall only apply so long as (i) no Event of Default shall exist or have occurred and be continuing, (ii) neither Borrower nor Lender shall have received notice of any event of default by the Borrower under the lease with respect to such location, and (iii) Borrower has not granted to such lessor or owner and operator a security interest or lien upon any assets of Borrower.
The amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Lender in good faith. In the event that based on the calculation of the Borrowing Base or the Adjusted Borrowing Base by Lender at the time, the establishment of a Reserve at such time will result in there being no Excess Borrowing Availability at such time, Lender shall give Borrower one (1) Business Day’s notice prior to establishing such new Reserves. Promptly upon the receipt of such notice, Borrower shall take such action as may be required so that the event, condition or matters that is the basis for the Reserve no longer exists in a manner and to the extent reasonably satisfactory to Lender. In no event shall such notice and opportunity limit the right of Lender to establish such Reserve unless Lender shall have determined that the event, condition or other matter that is the basis for such new Reserve no longer exists or has otherwise been addressed in a manner and to the extent reasonably satisfactory to Lender so that Lender determines that such Reserve does not need to be established.
1.125.    “Restricted Payment” shall mean (a) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment on account of, or purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries other than redemptions of existing Capital Stock funded from the proceeds of the issuance of new Capital Stock, (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding other than such payments made with respect to required tax withholdings on the vesting, exercise and/or delivery of any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock or any employee or former employee of Borrower and/or its Affiliates, or (d) any payment to any Affiliate, officer or director of Borrower or any of its Subsidiaries, except as specifically permitted by this Agreement or made to any Affiliate of Borrower who is an employee or service provider of Borrower and/or its Affiliates in the ordinary course of business or otherwise set forth in the Borrower’s annual budgeted financial statements for the applicable year.

1.126.    “Revolving Loan Limit” shall mean, at any time, the amount equal to the Maximum Credit minus the then outstanding principal amount of the Revolving Loans and the Letters of Credit provided to Borrower.
1.127.    “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances).
1.128.    “Sale and Leaseback Transaction” shall have the meaning given to such term in Section 9.23.
1.129.“Servicing Fee” shall have the meaning given to such term in Section 3.2(d).
1.130.    “Slow Moving Inventory” means Inventory which has been marked out of stock by Borrower, which Inventory is subject to verification by Lender in connection with each field examination of the Collateral.
1.131.    “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
1.132.    “Store Accounts” shall have the meaning set forth in Section 6.3(a) hereof.
1.133.    “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
1.134.    “Termination Date” shall have the meaning set forth in Section 13.1(a) hereof.

1.135.    “Term Administrative Agent” shall mean Goldman Sachs Bank USA, in its capacity as administrative agent under the Term Loan Documents, or any successor administrative agent under the Term Loan Documents.
1.136.    “Term Collateral Agent” shall mean Goldman Sachs Bank USA in its capacity as collateral agent under the Term Loan Documents, or any successor collateral agent under the Term Loan Documents.
1.137.    “Term Lenders” shall mean the lenders from time to time party to the Term Loan Agreement.
1.138.    “Term Loan Agreement” shall mean that certain Credit Agreement dated as of May 16, 2012, by and among the Borrower, as borrower, the guarantors party thereto from time to time, the Term Lenders, Goldman Sachs Bank USA, as Sole Lead Arranger and as Sole Lead Bookrunner, the Term Administrative Agent and the Term Collateral Agent, in form and substance reasonably satisfactory to the Lender, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise instructing all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.
1.139.    “Term Loan Documents” shall mean the Term Loan Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.
1.140.    “Term Loan Event of Default” shall mean an “Event of Default” as defined in the Term Loan Agreement.
1.141.    “Term Loan Maturity Date” shall mean the “Final Maturity Date” as defined in the Term Loan Agreement.
1.142.    “Term Priority Collateral” shall mean the “Term Loan First Lien Collateral” as defined in the Intercreditor Agreement.
1.143.    “Term Secured Parties” shall mean the “Secured Parties” as defined in the Term Loan Agreement.
1.144.    “UCC” shall mean the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

1.145.    “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.
1.146.    “Value” shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a weighted average cost basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Lender prior to the date hereof, if any.
1.147.    “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.
1.148.    “Wholly Owned Subsidiary” shall mean, with respect to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.
SECTION 2.    CREDIT FACILITIES
2.1.    Revolving Loans.
(a)    Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower in US Dollars up to the aggregate amount outstanding at any time equal to the lesser of: (i) the Adjusted Borrowing Base of Borrower at such time and (ii) the Revolving Loan Limit at such time.
(b)    On the terms and subject to the conditions hereof, Borrower may from time to time borrow, prepay and reborrow Revolving Loans. Lender shall not be required to make any Revolving Loan, if, after giving effect thereto, the aggregate outstanding principal amount of Revolving Loans and Letter of Credit Obligations would exceed the Maximum Credit.
(c)    Until the Termination Date, Borrower may request an increase in the amount of the Maximum Credit, up to an aggregate Maximum Credit of not more than

$30,000,000, in increments of not less than $2,500,000 (as the case may be, a “Maximum Credit Incremental Increase”), as follows: (A) Borrower shall notify Lender in writing that it is requesting a Maximum Credit Incremental Increase no less than five (5) Business Days prior to the proposed effective date of such Maximum Credit Incremental Increase; and (B) no Default or Event of Default shall exist or have occurred and be continuing at the time that Borrower exercises such option, and the exercise of such option in itself will not cause an Event of Default.
(d)    Except in Lender’s discretion, or as otherwise provided herein, (i) the aggregate amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, and (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time to Borrower shall not exceed the Adjusted Borrowing Base.
(e)    In the event that (i) the aggregate amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding to Borrower exceed the Adjusted Borrowing Base, such event shall not limit, waive or otherwise affect any rights of Lender in such circumstances or on any future occasions and Borrower shall, immediately repay to Lender the entire amount of any such excess(es).
2.2.    Letters of Credit.
(a)    Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of Borrower, Lender agrees to issue, for the account of Borrower or any Guarantor, one or more Letters of Credit denominated in US Dollars, containing terms and conditions acceptable to Lender.
(b)    The Borrower shall give Lender three (3) Business Days’ prior written notice of Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
(c)    In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Lender: (i) the Borrower shall have delivered to Lender at such times and in such manner as Lender may require, an application, in form and substance reasonably satisfactory to Lender, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Lender, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, and (iii) except in Lender’s sole discretion, after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit.
(d)    Borrower shall reimburse Lender immediately in US Dollars, with respect to any draw on any Letter of Credit. Each drawing under any Letter of Credit or other amount payable in connection therewith, if not immediately repaid from the Payment Account, shall constitute a request by Borrower for a Revolving Loan in the amount of such drawing or other amount then due. The date of such Revolving Loan shall be the date of the drawing or as to other amounts, the due date therefor.
(e)    Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Lender or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this subsection (e) shall survive the payment of Obligations and the termination of this Agreement.
(f)    In connection with Inventory purchased pursuant to any Letter of Credit, Borrower shall, at Lender’s request, instruct all suppliers, carriers, forwarders, Customs Brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest that upon Lender’s request, such items are to be delivered to Lender and/or subject to Lender’s order, and if they shall come into such Borrower’s possession, to deliver them, upon Lender’s request, to Lender in their original form. Except as otherwise provided herein, Lender shall not exercise such right to request such items so long as no Default or Event of Default shall exist or have occurred and be continuing. Except as Lender may otherwise specify, Borrower shall designate Lender as the consignee on all bills of lading and other negotiable and non-negotiable documents.
(g)    The obligations of Borrower to pay Letter of Credit Obligations shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement.
2.3.    Mandatory Prepayments. Notwithstanding the provisions of Section 6.4 hereof, so long as no Event of Default exists or has occurred and is continuing:
(a)    Asset Sales. Not later than five (5) Business Days following the receipt of Net Cash Proceeds of any Asset Sale by any Loan Party, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 6.4; provided that:
(i)    so long as no Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an officer’s certificate to Lender on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in assets of Borrower used or useful in the operations of Borrower within 365 days following the receipt of such proceeds (which officer’s certificate shall set forth the estimates of the proceeds to be so expended), which time frame may be extended to 545 days following the date of receipt of such proceeds if Borrower shall have entered into a binding agreement within such original 365-day time frame to make such reinvestment and such reinvestment shall not be complete within the original 365-day time frame; provided that, if the property subject to such Asset Sale constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the perfected Lien (subject only to Permitted Liens) of this Agreement in favor of Lender; and
(ii)    if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period (or, if applicable, 545-day period), such unused portion shall be applied on the last day of such period as a mandatory prepayment as otherwise provided in this Section 2.3(a).
(b)    Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Loan Party, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 6.4.
2.4.    Cash Dominion; Borrower Account Protocols. Borrower shall, at all times, use Lender as its primary depository institution and, except as expressly authorized in this Agreement, shall not open or maintain any Non-Wells Fargo Account. All current Non-Wells Fargo Accounts are disclosed in the Information Certificate and these and any future Non-Wells Fargo Accounts (which may be opened and maintained only as expressly authorized herein) shall be subject in every way to the following terms and conditions:

(a)    [intentionally left blank].
(b)    Borrower shall not, directly or indirectly after the date hereof, open, establish or maintain any new Non-Wells Fargo Account unless each of the following conditions is satisfied: (A) such new Non-Wells Fargo Account shall be reasonably necessary for the efficient operation of one or more of the Borrower’s retail locations and such locations are not within commercially reasonable driving distance to a Lender branch bank or a DACA Account Bank; (B) Lender shall have received notice of such new Non-Wells Fargo Account with the regular quarterly financial reports submitted by the Borrower for the Fiscal Quarter within which such Non-Wells Fargo Account was opened; and (C) to the extent that the opening of such Non-Wells Fargo Account renders the applicable bank a Primary Non-Wells Fargo Account Bank, Borrower shall use commercially reasonable efforts to deliver to Lender a Deposit Account Control Agreement with respect to such newly-designated Primary Non-Wells Fargo Account Bank within sixty (60) days of notifying Lender of such Non-Wells Fargo Account in its applicable quarterly financial report.
(c)    So long as Borrower maintains Excess Borrowing Availability at all times greater than or equal to thirty-five percent (35%) of the Maximum Credit in effect at such time, Borrower may maintain the Non-DACA Accounts subject to the restrictions set forth in subparagraphs (a) and (b) above and subparagraphs (d) and (e) below.
(d)    Within ninety (90) days of the occurrence of any Discretionary DACA Protocol Event, Lender may in its reasonable discretion require that Borrower use commercially reasonable efforts to enter into a Deposit Account Control Agreement with each Primary Non-Wells Fargo Account Bank within ninety (90) days of such notice. If Borrower is unable to deliver a Deposit Account Control Agreement with any Primary Non-Wells Fargo Account Bank within such ninety (90) day period, Lender may in its reasonable discretion within ten (10) Business Days of the end of such ninety (90) day period direct Borrower to replace the accounts held by such Primary Non-Wells Fargo Account Bank with new accounts held by Lender or a DACA Account Bank, and Borrower will comply with such directive within a commercially reasonable period of time not to exceed sixty (60) days.
(e)    Following the occurrence of any Cash Dominion Event, Borrower shall use commercially reasonable efforts to enter into a Deposit Account Control Agreement with each Primary Non-Wells Fargo Account Bank within twenty (20) Business Days’ written notice to the Borrower from Lender of such Cash Dominion Event. If Borrower is unable to enter into a Deposit Account Control Agreement with any Primary Non-Wells Fargo Account Bank within such twenty (20) Business Day period, Lender may during the resulting Cash Dominion Period require that Borrower close any or all accounts held with such Primary Non-Wells Fargo Account Bank.
SECTION 3.    INTEREST AND FEES
3.1.    Interest.

(a)    Borrower shall pay interest in respect of all unpaid principal amounts of the Revolving Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to: (i) for Revolving Loans made or outstanding as Prime Rate Loans, the Applicable Margin in effect from time to time for such Prime Rate Loans plus the Prime Rate in effect from time to time; and (ii) for Revolving Loans made or outstanding as LMIR Rate Loans, the Applicable Margin in effect from time to time for such LMIR Rate Loans plus the LMIR Rate in effect from time to time. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand. The applicable Interest Rate will be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.
(b)    Borrower may from time to time request (i) LMIR Rate Loans, (ii) that Prime Rate Loans be converted to LMIR Rate Loans, and (iii) that LMIR Rate Loans be converted to Prime Rate Loans, in each case in accordance with the terms and conditions of Section 6.6 hereof. Such request from Borrower shall specify the amount of the LMIR Rate Loans, the amount of the Prime Rate Loans to be converted to LMIR Rate Loans, or the amount of LMIR Rate Loans to be converted to Prime Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of any such request from Borrower, such LMIR Rate Loans shall be made or Prime Rate Loans shall be converted to LMIR Rate Loans, or LMIR Rate Loans shall be converted to Prime Rate Loans, or such LMIR Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender from time to time for requests by Borrower for LMIR Rate Loans, (iv) Lender shall have determined that the LMIR Rate is available to Lender and can be readily determined as of the date of the request for such LMIR Rate Loan by Borrower. Any request by or on behalf of a Borrower for LMIR Rate Loans, to convert Prime Rate Loans to LMIR Rate Loans, or to convert LMIR Rate Loans to Prime Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any LMIR Rate Loans, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund the LMIR Rate Loans.
(c)    Any LMIR Rate Loans shall, at Lender’s option, upon notice by Lender, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Lender, for the benefit of Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LMIR Rate Loans to Prime Rate Loans pursuant to any of the foregoing.
(d)    Interest shall be payable by Borrower to Lender, monthly in arrears not later than the first day of each calendar month with respect to all Revolving Loans. The interest rate on Prime Rate Loans and LMIR Rate Loans shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate and the LMIR Rate, as the case may be, effective on the date of any change in such applicable rates. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto. Lender shall provide Borrower with a monthly statement of interest expenses incurred in connection with the Revolving Loans for the immediately preceding month.
3.2.    Letter of Credit Fees. Borrower shall pay to Lender, a fee at a rate equal to the Applicable L/C Rate on the average daily maximum amount available to be drawn under all Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding calendar month, computed for each day from the date of issuance to the date of expiration; except that Borrower shall pay, at Lender’s option, without notice, such fee at a rate two percent (2%) greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrower shall pay to Lender the letter of credit fronting and negotiation fees agreed to by Borrower and Lender from time to time and the customary charges from time to time of Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.
3.3.    Changes in Laws and Increased Costs of Loans.
(a)    If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to Lender of funding or maintaining the Revolving Loans, the Letters of Credit or the Commitment, then Borrower shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to indemnify Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrower by Lender and shall be conclusive, absent manifest error.
(b)    Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Lender to make or maintain LMIR Rate Loans as contemplated by this Agreement, (i) Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of Lender hereunder to make LMIR Rate Loans and convert Prime Rate Loans to LMIR Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for Lender to make or maintain LMIR Rate Loans, Lender shall then have a commitment only to make a Prime Rate Loan when a LMIR Rate Loan is requested and (iii) Revolving Loans then outstanding as LMIR Rate Loans, if any, shall be converted automatically to Prime Rate Loans.
SECTION 4.    CONDITIONS PRECEDENT AND POST-CLOSING DELIVERIES
4.1.    Conditions Precedent to Initial Revolving Loans and Letters of Credit. The obligation of Lender to make the initial Revolving Loans or to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Revolving Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
(a)    [intentionally left blank];
(b)    all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or Governmental Authority (including a copy of the certificate of incorporation of Borrower and Original Guarantor and a good standing certificate for Borrower and Original Guarantor, in each case as certified by the Secretary of State);
(c)    Lender shall have received copies of the bylaws or other governing documents of Original Guarantor certified by appropriate corporate officers;
(d)    [intentionally left blank];

(e)    Lender shall have received an opinion letter from counsel to the Loan Parties with respect to the Financing Agreements and such other matters as Lender shall require, in form and substance satisfactory to Lender;
(f)    [intentionally left blank];
(g)    Lender shall have received or shall have confirmed prior receipt, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;
(h)    [intentionally left blank];
(i)    [intentionally left blank];
(j)    [intentionally left blank];
(k)    Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has a valid perfected first priority security interest in all of the Collateral (subject only to Permitted Liens);
(l)    [intentionally left blank];
(m)    [intentionally left blank];
(n)    the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;
(o)    Borrower shall have paid all costs and expenses of Lender incurred in connection with the negotiation, preparation and administration of this Agreement and the other Financing Agreements, including, without limitation, the fees and costs of counsel to the Lender; and
(p)    no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Revolving Loan or providing each such Letter of Credit and after giving effect thereto.
4.2.    Conditions Precedent to All Revolving Loans and Letters of Credit. The obligation of Lender to make the Revolving Loans, including the initial Revolving Loans, or to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, immediately prior to or concurrently with the making of each such Revolving Loan or the issuance of such Letter of Credit, each of the following conditions precedent:
(a)    all representations and warranties contained herein and in the other Financing Agreements shall be true and correct, in all material respects, with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate, in all material respects, on and as of such earlier date);
(b)    no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (A) purports to enjoin, prohibit, restrain or otherwise affect (1) the making of the Revolving Loans or providing the Letters of Credit, or (2) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (B) has or could have a reasonable likelihood of having a Material Adverse Effect; and
(c)    no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Revolving Loan or providing each such Letter of Credit and after giving effect thereto.
4.3.    Post-Closing Deliveries. Within ninety (90) days of the Closing Date, Borrower shall use commercially reasonable efforts to:
(a)    deliver or cause to be delivered to Lender, in form and substance reasonably satisfactory to Lender, Collateral Access Agreements for (i) the Borrower’s distribution center located at 29 E. Commons Boulevard, Suite 100, New Castle, Delaware, and (ii) the Distribution Center; and
(b)    deliver or cause to be delivered to Lender, in form and substance reasonably satisfactory to Lender, Collateral Access Agreements for (i) the Borrower’s corporate headquarters located at 1818 Market Street, Suite 1900, Philadelphia, Pennsylvania 19103, and (ii) each Customs Broker listed on Schedule 1.36 hereto whose services will be used by Original Guarantor after the Closing Date.
SECTION 5.    GRANT AND PERFECTION OF SECURITY INTEREST
5.1.    Continuing Grant of Security Interest. To secure payment and performance of all Obligations, Borrower reaffirms its prior grant of, and each Loan Party hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender, as security, all personal and real property and fixtures, and interests in property and fixtures, of such Loan Party, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the “Collateral”), including:
(a)    all Accounts;
(b)    all general intangibles, including, without limitation, all Intellectual Property;

(c)    all goods, including, without limitation, Inventory and Equipment, except for any Equipment that is subject at any time to the purchase money security interest of any Person (other than Lender or an Affiliate of Lender), which lien secures Indebtedness due and owing to such Person in accordance with the terms of Section 9.9 hereof;
(d)    all Real Property and fixtures;
(e)    all chattel paper, including, without limitation, all tangible and electronic chattel paper;
(f)    all instruments, including, without limitation, all promissory notes;
(g)    all documents;
(h)    all deposit accounts;
(i)    all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
(j)    all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
(k)    all 1) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and 2) monies, credit balances, deposits and other property of such Loan Party now or hereafter held or received by or in transit to Lender or at any other depository or other institution from or for the account of such Loan Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
(l)    all commercial tort claims, including, without limitation, those identified in the Information Certificate;
(m)    to the extent not otherwise described above, all Receivables;
(n)    all Records; and
(o)    all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2.    Excluded Collateral. Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include:
(a)    fee-owned real property with a fair market value equal to or less than $2,000,000 and any leasehold interest;
(b)    motor vehicles and other assets subject to certificates of title;
(c)    commercial tort claims with reasonably predicted value equal to or less than $500,000;
(d)    any permit, lease, license, contract or agreement held by any Loan Party or to which any Loan Party is a party, and any of its rights, title or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to such Loan Party, or (b) a term, provision or condition of any such permit, lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the relevant contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such permit, lease, license, contract or agreement not subject to the prohibitions specified in (a) and (b) above; provided further that the exclusions referred to in clause (a) of this Section 5.2 shall not include any proceeds (as defined in the UCC) of any such permit, lease, license, contract or agreement;
(e)    any of the outstanding capital stock of a Foreign Subsidiary or Disregarded Domestic Person in excess of 65% of the voting power of all classes of capital stock of such Foreign Subsidiary or Disregarded Domestic Person entitled to vote; provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock in a Foreign Subsidiary or Disregarded Domestic Person without adverse tax consequences, the Collateral shall include, and the security interest granted by the relevant Loan Party shall attach to, such greater percentage of capital stock of each such Foreign Subsidiary or Disregarded Domestic Person;
(f)    any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;
(g)    any Excluded Accounts;

(h)    any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained, and has not been obtained after use by the relevant Loan Party of commercially reasonable efforts to obtain such consent, of any Governmental Authority pursuant to applicable Legal Requirements (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction);
(i)    Capital Stock of a person (other than a wholly owned Subsidiary) the pledge of which would violate the organizational documents of such person that is binding on or relating to such capital stock or equity interests but solely to the extent and for so long as such restrictions exists;
(j)    any property (and proceeds thereof) that is subject to a lien securing purchase money Indebtedness or Capital Leases, in each case permitted hereunder, to the extent the documents relating to such lien securing such purchase money Indebtedness or Capital Leases would not permit such property (and proceeds thereof) to be subject to the liens created hereunder (provided that immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and the security interest granted by the relevant Loan Party shall attach to, such property (and proceeds thereof));
(k)    any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters and authorizations are prohibited or restricted by applicable law; and
(l)    proceeds and products from any and all of the foregoing excluded collateral described in clauses (a) through (k), unless such proceeds or products would otherwise constitute ABL Priority Collateral.
Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where in the reasonable judgment and sole discretion of Lender the costs of obtaining a security interest in such assets exceed the practical benefit to Lender afforded thereby.
5.3.    Perfection of Security Interests.
(a)    Each Loan Party irrevocably and unconditionally authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and such Loan Party as debtor, as Lender may require, and including any other information with respect to such Loan Party or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Lender may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Loan Party hereby ratifies and approves all financing statements naming Lender or its designee as secured party and such Loan Party, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratifies and confirms the authorization of Lender to file such financing statements (and amendments, if any). Each Loan Party hereby authorizes Lender to adopt on behalf of such Loan Party any symbol required for authenticating any electronic filing. In no event shall any Loan Party at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and such Loan Party as debtor without Lender’s prior written authorization.
(b)    No Loan Party has any chattel paper (whether tangible or electronic) or any instruments as of the date hereof with a value individually in excess of $100,000, except as set forth in the Information Certificate. In the event that any Loan Party shall be entitled to or shall receive any chattel paper or instrument after the date hereof with a value individually in excess of $100,000 that constitutes ABL Priority Collateral (collectively the “ABL Chattel Paper/Instruments”), such Loan Party shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of any Loan Party, such Loan Party shall deliver, or cause to be delivered to Lender, all ABL Chattel Paper/Instruments that such Loan Party has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify, in each case except as Lender may otherwise agree. At Lender’s option, such Loan Party shall, or Lender may at any time on behalf of such Loan Party, cause the original of any such ABL Chattel Paper/Instruments to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to such chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
(c)    In the event that any Loan Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with a value individually in excess of $100,000, such Loan Party shall promptly notify Lender thereof in writing. Promptly upon Lender’s request, such Loan Party shall take, or cause to be taken, such actions as Lender may request to give Lender control of such electronic chattel paper under the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
(d)    No Loan Party has any deposit accounts as of the date hereof, except as set forth in the Information Certificate.
(e)    No Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, except as set forth in the Information Certificate.
(i)    In the event that any Loan Party shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities with a value in excess of $100,000 that constitutes ABL Priority Collateral, such Loan Party shall promptly endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify.
(ii)    No Loan Party shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account as permitted herein) constituting ABL Priority Collateral with any securities intermediary or commodity intermediary unless such account is with Lender, or subject to a control agreement in favor of Lender in form and substance satisfactory to Lender.
(f)    No Loan Party is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof with a value in excess of $100,000, except as set forth in the Information Certificate. In the event that a Loan Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument with a value in excess of $100,000 that constitutes ABL Priority Collateral, whether as beneficiary thereof or otherwise after the date hereof, such Loan Party shall promptly notify Lender thereof in writing. Each Loan Party shall immediately, as Lender may specify, either (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Lender, consenting to the assignment of the proceeds of such letter of credit to Lender by such Loan Party and agreeing to make all payments thereon directly to Lender or as Lender may otherwise direct, or (ii) cause Lender to become, at such Loan Party’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
(g)    No Loan Party has any commercial tort claims as of the date hereof with a value in excess of $100,000, except as set forth in the Information Certificate. In the event that a Loan Party shall at any time after the date hereof have any commercial tort claims with a value in excess of $100,000 that constitutes ABL Priority Collateral, such Loan Party shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Loan Party to Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Loan Party to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.2(a) hereof or otherwise arising by the execution by any Loan Party of this Agreement or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and each Loan Party as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Loan Party shall promptly upon Lender’s request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.
(h)    No Loan Party has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States of America in transit to a location of such Loan Party permitted herein in the ordinary course of business of such Loan Party in the possession of the carrier transporting such goods. Upon the reasonable request by Lender (and in addition to the requirements of Section 4.3 hereof), each Loan Party shall use commercially reasonable efforts to deliver or cause to be delivered to Lender a Collateral Access Agreement (i) with each lessor of premises for each and every non-retail location at which Collateral is located, including, without limitation, any distributions centers and warehouses; and (ii) with each Customs Broker. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall promptly notify Lender thereof in writing. Promptly upon Lender’s reasonable request, each Loan Party shall use commercially reasonable efforts to deliver to Lender a Collateral Access Agreement duly authorized, executed and delivered by such person and such Loan Party.
(i)    Subject to the terms of the Intercreditor Agreement, each Loan Party shall take any other actions reasonably requested by Lender from time to time to cause the attachment, perfection and priority (subject only to Permitted Liens) of, and the ability of Lender to enforce, the security interest of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Loan Party’s signature thereon is required therefor, (ii) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States of America as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by the UCC or by other law, as applicable in any relevant jurisdiction.
SECTION 6.    COLLECTION AND ADMINISTRATION
6.1.    Borrower’s Loan Accounts. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Revolving Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower, and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender’s customary practices as in effect from time to time.
6.2.    Statements. .Lender shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by Borrower. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.
6.3.    Collection of Accounts.
(a)    Each Loan Party shall establish and continue to maintain, at its expense, deposit account arrangements and merchant payment arrangements with Lender, the approved Non-Wells Fargo Account Banks set forth on Schedule 8.11 to the Information Certificate, and such other banks as any Loan Party may hereafter designate in accordance with Section 5.3(d) hereof. The Non-Wells Fargo Account Banks set forth on Schedule 8.11 to the Information Certificate constitute all of the banks (other than the Lender) with which a Loan Party has deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the Non-Wells Fargo Accounts at such banks.
(b)    Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of Borrower on each Business Day into the store account of Borrower used solely for such purpose (each, a “Store Account”), or otherwise into the Payment Account.
(c)    Borrower shall send, or cause to be sent to the Payment Account, all such funds deposited into the Store Accounts by wire transfer or other electronic funds transfer no less frequently than (i) weekly during any Non-Peak Period, (ii) bi-weekly during any Peak Period, or (iii) more frequently upon Lender’s request at any time that an Event of Default has occurred and is continuing, in each case except for nominal amounts which are required to be maintained in such Store Accounts under the terms of Borrower’s arrangements with the banks at which such Store Accounts are maintained.
(d)    Following the occurrence of any Cash Dominion Event, each Loan Party shall direct all Non-Wells Fargo Account Banks (or the Lender shall instruct all Primary Non-Wells Fargo Account Banks) to forward all funds deposited into the Store Accounts by daily electronic funds transfer to the Payment Account, subject only to holdback of nominal amounts which are required to be maintained in such Non-Wells Fargo Accounts by such Non-Wells Fargo Account Bank.
(e)    For purposes of calculating the amount of the Revolving Loans available to Borrower, payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the sole benefit of Lender.
(f)    Each Loan Party and its employees and agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Receivables or other ABL Priority Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited into a Wells Fargo Account or an approved Non-Wells Fargo Account, or remit the same or cause the same to be remitted, in kind, to Lender. Each Loan Party agrees to reimburse Lender on demand for any amounts owed or paid to any Non-Wells Fargo Account Bank or any other bank, financial institution or other person involved in the transfer of funds to or from a Non-Wells Fargo Account arising out of Lender’s payments to or indemnification of such bank, financial institution or other person. The obligations of each Loan Party to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.
6.4.    Payments.
(a)    All Obligations shall be payable to the Payment Account or such other place as Lender may designate from time to time. Subject to the other terms and conditions contained herein, Lender shall apply payments received or collected from any Loan Party or for the account of any Loan Party (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Lender from the Loan Parties; second, to pay interest due in respect of any Revolving Loans or Letter of Credit Obligations; third, to pay principal due in respect of the Revolving Loans and to pay Obligations then due arising under or pursuant to any Hedge Agreements of any Loan Party with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Lender determines or to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and fifth, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Lender shall not apply any payments which it receives to any LMIR Rate Loans, except in the event that there are no outstanding Prime Rate Loans; and (ii) to the extent Borrower uses any proceeds of the Revolving Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Revolving Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Revolving Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.
(b)    At Lender’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the Payment Account or other loan account(s) of the Borrower maintained by Lender. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Loan Party shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.
6.5.    Taxes.
(a)    Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (A) taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized, (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof applicable to Lender, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof and (C) taxes measured by Lender’s net income, and franchise taxes imposed on it as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
(b)    If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) each Loan Party shall make such deductions, (iii) each Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) each Loan Party shall deliver to Lender evidence of such payment.
(c)    Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States of America or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).
(d)    Borrower shall indemnify Lender for the full amount of Taxes and Other Taxes paid by Lender, and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.
(e)    As soon as practicable after any payment of Taxes or Other Taxes by a Loan Party, such Loan Party shall furnish to Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.
(f)    Without prejudice to the survival of any other agreements of the Loan Parties hereunder or under any of the other Financing Agreements, the agreements and obligations of the Loan Parties contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.
6.6.    Authorization to Make Revolving Loans. Lender is authorized to make the Revolving Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Revolving Loans are necessary to satisfy any Obligations. All requests for Revolving Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Revolving Loan. Requests received after 11:00 a.m. Philadelphia time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Revolving Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.
6.7.    Use of Proceeds. Borrower shall use the proceeds of the Revolving Loans and Letters of Credit only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Revolving Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
SECTION 7.    COLLATERAL REPORTING AND COVENANTS
7.1.    Collateral Reporting.

(a)    Borrower shall provide Lender with the following documents in a form reasonably satisfactory to Lender:
(i)    unless the conditions of Section 7.1(a)(ii) apply, on the second Business Day of each month, and continuing on the second Business Day of each succeeding month, the following (collectively, a “Current Borrowing Base Report”): a Borrowing Base Certificate setting forth the calculation of the Borrowing Base and the Adjusted Borrowing Base as of the last Business Day of the immediately preceding month, duly completed and executed by the Senior Vice President of Finance or other chief financial officer of Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, including but not limited to a Borrowing Base Certificate as of the last Business Day of the immediately preceding month duly completed and executed by the Senior Vice President of Finance or other chief financial officer of Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, including but not limited to a current aging of Credit Card Receivables identifying those outstanding more than five (5) Business Days since the sale date giving rise thereto and an explanation as to why the designated Credit Card Receivables are past due by more than five (5) Business Days and an inventory summary report by category and identifying in the case of each of such category of inventory, the applicable store and warehouse where such Inventory is located;
(ii)    if Borrower’s average Excess Borrowing Availability for any week during which a Revolving Loan is outstanding shall be less than twenty-five percent (25%) of the Maximum Credit, and for so long as the average Excess Borrowing Availability of the immediately preceding week remains less than twenty-five percent (25%) of the Maximum Credit, on the second Business Day of each week a Current Borrowing Base Report for the immediate preceding week then-ended;
(iii)    as soon as possible after the end of each month (but in any event within thirty (30) days after the end thereof), on a monthly basis or more frequently as Lender may reasonably request, a perpetual inventory report by department, location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), a general ledger inventory report, a detailed inventory reconciliation, and a report on all Packaway Inventory designated by seasonal sale periods;
(iv)    as soon as possible after the end of any month for which Lender makes a request to the Borrower (but in any event within thirty (30) days following such request), (A) an accounts payable aging (including information indicating the amounts owing to owners and lessors of leased premises, warehouses, fulfillment centers, processors and other third parties from time to time in possession of any Collateral) together with a detailed accounts payable reconciliation and a report on any unvouched, unbilled or otherwise undocumented payables, and (B) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals;

(v)    as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), in each case certified by the Senior Vice President of Finance or other chief financial officer of Borrower as true and correct: (A) addresses of all new retail store locations opened by Borrower and existing retail store locations closed or sold, in each case since the date of the most recent certificate delivered to Lender containing the information required under this clause; and (B) a report of any new deposit account established or used by Borrower with any bank or financial institution other than Lender since the date of the most recent certificate delivered to Lender containing the information required under this clause, including the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report;
(vi)    upon Lender’s reasonable request, (A) reports of sales for each category of Inventory, (B) reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) and identifying items of Inventory in transit to Borrower related to the applicable documentary letter of credit and/or bill of lading number, (C) copies of remittance advices and reports, and copies of deposit slips and bank statements, (D) copies of shipping and delivery documents, (E) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, and (F) reports by retail store location of sales and operating profits for each such retail store location; and
(vii)    such other reports as to the Collateral as Lender shall reasonably request from time to time.
(b)    Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base or the Adjusted Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Lender in its good faith, the determination of Lender shall govern and be conclusive and binding upon Borrower, absent manifest error. Without limiting the foregoing, Borrower shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. The Borrowing Base and/or the Adjusted Borrowing Base may be adjusted based on the information set forth in the reports received by Lender pursuant to Section 7.1(a) above.
(c)    If any of Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.
7.2.    Accounts Covenants.
(a)    Borrower shall notify Lender promptly of the assertion of any claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $75,000 in any one case or $100,000 in the aggregate. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of Borrower’s business in accordance with the current practices of Borrower as in effect on the date hereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer or Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing (but not prior to the occurrence and continuance of an Event of Default), Lender shall (i) have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances, and (ii) be entitled to notify any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof to make payment of Receivables directly to Lender.
(b)    With respect to each Account: (i) no payments shall be made thereon except payments made pursuant to the terms of this Agreement, (ii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement and (iii) none of the transactions giving rise thereto will violate in any material respect any applicable State or Federal Laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.
(c)    Borrower shall notify Lender promptly of: (i) any notice of a material default by Borrower under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrower.
(d)    Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.
7.3.    General Inventory Covenants. With respect to the Inventory: (i) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (ii) Borrower shall conduct a physical count of the Inventory in form, scope and methodology acceptable to Lender (A) no more than once in any twelve (12) month period, at Borrower’s expense, (B) at any time or times as Lender may reasonably request, at Lender’s expense, (C) at any time or times as Lender may request at any time an Event of Default exists or has occurred and is continuing, at Borrower’s expense, or (D) at any time or times as Lender may reasonably request in the event of test count variances in excess of the shrinkage reserve established by Lender, at Borrower’s expense, in each case, the results of which shall be reported to Lender and Borrower shall promptly deliver confirmation in a form reasonably satisfactory to Lender that appropriate adjustments have been made to the inventory records of Borrower to reconcile the inventory count to Borrower’s inventory records; and (iii) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to Borrower which is in transit to the locations set forth or permitted herein.
7.4.    Periodic Appraisals. Borrower shall cooperate with Lender in periodic appraisals conducted with respect to Inventory as follows: (a) at Lender’s option, two (2) times per year at Borrower’s sole cost and expense during any calendar year in which Borrower has at any time had Excess Borrowing Availability less than 50% of the Maximum Credit; (b) otherwise, one (1) time per calendar year at Borrower’s sole cost and expense; (c) at any time at

Borrower’s sole cost and expense following the occurrence of an Event of Default; and (d) if no Event of Default has occurred, one occasion in addition to those occasions referenced in (a) and (b) above at Lender’s sole cost and expense. Prior notice hereunder need not be given by the Lender to the Borrower if an Event of Default shall have occurred under this Agreement.
7.5.    Power of Attorney. Each Loan Party hereby irrevocably designates and appoints Lender as such Loan Party’s true and lawful attorney-in-fact, and authorizes Lender, in such Loan Party’s, or Lender’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Loan Party’s rights and remedies to collect any Receivables or other Collateral, (iv) sell or assign any Receivables upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Loan Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Lender, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral, (ix) do all acts and things which are necessary, in Lender’s determination, to fulfill such Loan Party’s obligations under this Agreement and the other Financing Agreements, (x) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Payment Account or otherwise received by Lender, (xi) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received; (xii) endorse such Loan Party’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Lender and deposit the same in Lender’s account for application to the Obligations, (xiii) endorse such Loan Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivables or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (xiv) clear Inventory, the purchase of which was financed with a Letter of Credit, through U.S. Customs or foreign export control authorities in such Loan Party’s name, Lender’s name or the name of Lender’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose, and to complete in such Loan Party’s or Lender’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (xv) sign the such Loan Party’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Loan Party hereby releases Lender and its respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
7.6.    Right to Cure. Lender may, at its option, upon notice to Borrower, (a) cure any default by any Loan Party under any material agreement with a third party that materially affects the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Lender therein or the ability of such Loan Party to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against such Loan Party, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Lender’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge any Loan Party’s account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
7.7.    Access to Premises; Periodic Field Audits. From time to time as reasonably requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower’s and its Subsidiaries’ premises during normal business hours and after reasonable notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s and its Subsidiaries’ books and records, including the Records, and (b) Borrower shall promptly furnish (or shall cause its Subsidiaries to furnish) to Lender such copies of such books and records or extracts therefrom as Lender may request, and Lender may use during normal business hours such of Borrower’s and its Subsidiaries’ personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing, and if an Event of Default exists or has occurred and is continuing, for the collection of Receivables and realization of other Collateral. In particular, and without limiting the foregoing, Borrower and its Subsidiaries shall permit, during normal business hours, and upon prior notice, representatives of the Lender or Lender’s outside audit department to make such periodic inspections of books, records and assets of the Borrower and its Subsidiaries as such representatives deem necessary and proper which at a minimum shall include field audits conducted by the Lender or Lender’s representatives: (a) two (2) times per calendar year at Borrower’s sole cost and expense during any calendar year in which Borrower has, for any period of one month during such calendar year if at least one Revolving Loan is outstanding during such month, average Excess Borrowing Availability less than 50% of the Maximum Credit; (b) otherwise, one (1) time per calendar year at Borrower’s sole cost and expense during any calendar year; (c) at any time at Borrower’s sole cost and expense following the occurrence of an Event of Default; and (d) if no Event of Default has occurred, one occasion in addition to those occasions referenced in (a) an (b) above at Lender’s sole cost and expense. Prior notice hereunder need not be given by the Lender to Borrower if an Event of Default shall have occurred under this Agreement.
SECTION 8.    REPRESENTATIONS AND WARRANTIES
Each Loan Party hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement):
8.1.    Corporate Existence, Power and Authority. Such Loan Party is duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material

Adverse Effect on such Loan Party’s financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within such Loan Party’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of such Loan Party’s certificate of incorporation, bylaws, or other organizational documentation, or any indenture, material agreement or material undertaking to which such Loan Party is a party or by which such Loan Party or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of such Loan Party, other than in favor of Lender. This Agreement and the other Financing Agreements to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms, except to the extent that the availability of equitable remedies may be subject to judicial discretion, and to the extent that enforcement of certain rights and remedies may be limited by the provisions of the Bankruptcy Code or other laws affecting the rights of creditors generally.
8.2.    Name; State of Organization; Chief Executive Office; Collateral Locations.
(a)    The exact legal name of such Loan Party is as set forth on the signature page of this Agreement or the relevant Joinder Agreement, as applicable. Neither Borrower nor Original Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.
(b)    Such Loan Party is an organization of the type and organized in the jurisdiction set forth in the Information Certificate or the relevant Joinder Agreement, as applicable. The Information Certificate or the relevant Joinder Agreement, as applicable, accurately sets forth the organizational identification number of such Loan Party.
(c)    The chief executive office and mailing address of Borrower concerning Accounts is 1818 Market Street, Suite 1900, Philadelphia, Pennsylvania 19103.
(d)    The locations of all assets of the Loan Parties are as stated in the Information Certificate or the relevant Joinder Agreements, as applicable.
8.3.    Financial Statements; No Material Adverse Change. All financial statements relating to the Loan Parties which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of the Loan Parties as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower furnished by Borrower to Lender prior to the date of this Agreement. The budgeted projections that have been delivered to Lender or any projections hereafter delivered to Lender have been prepared in light of the past operations of the business of Borrower and are based upon estimates and assumptions stated therein, all of which Borrower has determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrower of the future financial performance of Borrower and of the other information projected therein for the periods set forth therein.
8.4.    Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the existing liens indicated on the Information Certificate, liens securing the Term Loan, and other Permitted Liens. Such Loan Party has good and marketable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on the Information Certificate or permitted under Section 9.8 hereof.
8.5.    Tax Returns. Such Loan Party has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Such Loan Party has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.
8.6.    Litigation. Except as set forth on the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of such Loan Party’s knowledge threatened, against or affecting such Loan Party, its assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of such Loan Party’s knowledge threatened, against such Loan Party or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Loan Party has or could reasonably be expected to have a Material Adverse Effect.
8.7.    Compliance with Other Agreements and Applicable Laws.
(a)    Such Loan Party is not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, in each case where such default has or could reasonably be expected to have a Material Adverse Effect. Such Loan Party is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all Environmental Laws.
(b)    Such Loan Party has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or, to the best of such Loan Party’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.
8.8.    Environmental Compliance.
(a)    Except as set forth on the Information Certificate, such Loan Party has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of such Loan Party comply in all material respects with all Environmental Laws and all Permits.
(b)    Except as set forth on the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person (nor is any pending or to the best of such Loan Party’s knowledge threatened), with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects in any material respect or could reasonably be expected to adversely affect in any material respect such Loan Party or its business, operations or assets or any properties at which such Loan Party has transported, stored or disposed of any Hazardous Materials.
(c)    Except as set forth on the Information Certificate, such Loan Party does not have any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.
(d)    Such Loan Party has all Permits required to be obtained or filed in connection with the operations of such Loan Party under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.
8.9.    Credit Card Agreements. Set forth on the Information Certificate is a correct and complete list of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Borrower, its Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates. The Credit Card Agreements constitute all of such agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on Schedule 1.30 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.15 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower and to the best of the Borrower’s knowledge, is enforceable in accordance with their respective terms and is in full force and effect. No material default or material event of default, or act, condition or event which after notice or passage of time or both, would constitute a material default or a material event of default under any of the Credit Card Agreements (other than any Credit Card Agreement with a Credit Card Issuer or Credit Card Processor where the sales using the applicable card are less than seven (7%) percent of all such sales in the immediately preceding Fiscal Year) exists or has occurred that would entitle the other party thereto to suspend, withhold or reduce amounts that would otherwise be payable to Borrower. Borrower, and to the best of Borrower’s knowledge, the other parties thereto, have complied in all material respects with all of the terms and conditions of the Credit Card Agreements (other than any Credit Card Agreement with a Credit Card Issuer or Credit Card Processor where the sales using the applicable card are less than seven (7%) percent of all such sales in the immediately preceding Fiscal Year) to the extent necessary for Borrower to be entitled to receive all payments thereunder. Borrower has delivered, or caused to be delivered to Lender, true, correct and complete copies of all of the Credit Card Agreements. Each of the Credit Card Issuers and Credit Card Processors which are a party to a Credit Card Agreement with Borrower will be subject to a Credit Card Acknowledgment acceptable to Lender in accordance with the terms hereof.
8.10.    Employee Benefits.
(a)    Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal law. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of such Loan Party’s knowledge, nothing has occurred which would cause the loss of such qualification. Such Loan Party has made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
(b)    There are no pending, or to the best of such Loan Party’s knowledge, threatened claims (other than claims for benefits in the ordinary course of the operation of such plan), lawsuits, or action by any Governmental Authority, with respect to any Pension Plan.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) such Loan Party has not incurred and does not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) such Loan Party has not incurred and does not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) such Loan Party or its ERISA Affiliates has not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
8.11.    Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by such Loan Party maintained at any bank or other financial institution as of the date hereof are set forth on the Information Certificate.
8.12.    Intellectual Property. Excluding commercially available off-the-shelf software, all of the Intellectual Property material to the business of the Loan Parties which the Loan Parties own or license as of the date hereof is set forth on the Information Certificate. Such Loan Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.
8.13.    Subsidiaries; Affiliates; Capitalization; Solvency.

(a)    Such Loan Party does not have any direct or indirect Subsidiaries or Affiliates on the date hereof and is not engaged in any joint venture or partnership on the date hereof, in each case other than as set forth in the Information Certificate.
(b)    The issued and outstanding shares of Capital Stock of the Guarantors are directly or indirectly and beneficially owned and held by the Borrower, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender prior to the date hereof or prior to any Subsidiary of the Borrower becoming a Guarantor hereunder.
(c)    After giving effect to the consummation of the transactions contemplated by this Agreement and the other Financing Agreements, such Loan Party is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Lender and the other transaction contemplated hereunder.
8.14.    Labor Disputes.
(a)    Set forth on the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to such Loan Party and any union, labor organization or other bargaining agent in respect of the employees of such Loan Party on the date hereof.
(b)    There is (i) no significant unfair labor practice complaint pending against such Loan Party or, to the best of such Loan Party’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending on the date hereof against such Loan Party, and (ii) no significant strike, labor dispute, slowdown or stoppage pending against such Loan Party or, to the best of such Loan Party’s knowledge, threatened against such Loan Party.
8.15.    Material Contracts. Other than the Credit Card Agreements which are listed on Schedule 1.30 hereto, the Information Certificate sets forth all Material Contracts to which such Loan Party is a party or is bound as of the date hereof. Such Loan Party has delivered true, correct and complete copies of such Material Contracts to Lender on or before the date hereof. Such Loan Party is not in breach or in default in any material respect of or under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.
8.16.    Payable Practices. Such Loan Party has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.
8.17.    Accuracy and Completeness of Information. All information furnished by or on behalf of such Loan Party in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate, taken as a whole, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Lender in writing prior to the date hereof.
8.18.    Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be true and correct in all material respects on and as of the date of each additional borrowing or other credit accommodation hereunder with the same effect as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Loan Party shall now or hereafter give, or cause to be given, to Lender.
SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS
9.1.    Maintenance of Existence.
(a)    Each Loan Party shall at all times preserve, renew and keep in full force and effect (i) its corporate existence and rights and franchises with respect thereto; and (ii) maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    No Loan Party shall change its name without the prior written consent of Lender.
(c)    Without the prior written consent of Lender, no Loan Party shall change its chief executive office, mailing address, organizational identification number, type of organization, jurisdiction of organization or other legal structure.
9.2.    New Collateral Locations. Each Loan Party may open new locations, whether retail store locations or otherwise, provided that the following conditions are satisfied, as determined by Lender in its sole discretion: (a) such location is within the United States of America, Canada or Puerto Rico; and (b) such Loan Party has executed and delivered, or caused to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, at request of Lender, such Loan Party shall have used commercially reasonable efforts to obtain a Collateral Access Agreement in respect of such location.
9.3.    Compliance with Laws, Regulations, Etc.
(a)    Each Loan Party shall at all times comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe in all material respects all requirements of any foreign, Federal, State or local Governmental Authority.
(b)    Each Loan Party shall give written notice to Lender immediately upon such Loan Party’s receipt of any notice of, or such Loan Party’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: 1) any material non-compliance with or violation of any Environmental Law by such Loan Party or 2) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Loan Party to Lender. Each Loan Party shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.
(c)    Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of a Loan Party in order to avoid any non-compliance with any Environmental Law, such Loan Party shall, at Lender’s reasonable request and such Loan Party’s expense: (i) cause an independent environmental engineer reasonably acceptable to Lender to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or such Loan Party’s response thereto or the estimated costs thereof, shall change in any material respect.
(d)    Each Loan Party shall indemnify and hold harmless Lender and its respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to such Loan Party’s use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of such Loan Party and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
9.4.    Payment of Taxes and Claims. Each Loan Party shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.
9.5.    Insurance. Each Loan Party shall at all times maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. Each Loan Party shall furnish certificates, policies or endorsements to Lender, and Lender shall reasonably require as proof of such insurance, and, if any Loan Party fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of such Loan Party. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for any Loan Party in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance (but in any case subject to the terms of the Intercreditor Agreement). Each Loan Party shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Lender. Lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by any Loan Party. Without limiting any other rights of Lender, but subject to the terms of the Intercreditor Agreement and Section 2.3 hereof, any insurance proceeds received by Lender at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.
9.6.    Financial Statements and Other Notices.
(a)    Each Loan Party shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Loan Party in accordance with GAAP. Each Loan Party shall promptly furnish to Lender all such financial and other information as Lender shall reasonably request relating to the Collateral and the assets, business and operations of such Loan Party, and such Loan Party shall notify the auditors and accountants of such Loan Party that Lender is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Lender, the following:
(i)    within forty-five (45) days after the end of each Fiscal Quarter, quarterly unaudited consolidated financial statements (including consolidated balance sheets, consolidated statements of income and loss, consolidated statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal period, certified to be correct by the Senior Vice President of Finance or other chief financial officer of Borrower, subject to normal year-end adjustments and accompanied by a Compliance Certificate substantially in the form of Exhibit “C” hereto;
(ii)    within 90 days after the end of each Fiscal Year, audited consolidated financial statements of Borrower (including consolidated balance sheet, consolidated statement of income and loss, consolidated statement of cash flow and statement of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such Fiscal Year, together with the unqualified opinion of independent certified public accountants with respect to the audited financial statements, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Lender, that such audited financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the Fiscal Year then ended; and
(iii)    at such time as available, but in no event later than forty-five (45) days after the end of the prior Fiscal Year, budgeted financial statements (including forecasted balance sheets and statements of income and loss, and statements of cash flow and statements of shareholders’ equity of Borrower and its Subsidiaries for the next Fiscal Year, all in reasonable detail, and in a format consistent with the budgeted financial statements delivered by Borrower to Lender prior to the date hereof, together with such supporting information as Lender may reasonably request. Such budgeted financial statements shall be prepared on a monthly basis for the next succeeding year and on an annual basis for the following year. Such budgeted financial statements shall represent the reasonable best estimate by Borrower of the future financial performance of Borrower and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such budgeted financial statements).
(b)    The Loan Parties shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $750,000 or which if adversely determined would result in any material adverse change in the business, properties, assets, goodwill or condition, financial or otherwise, of the Loan Parties taken as a whole (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event the relevant Loan Party shall provide Lender with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $750,000 shall have been entered against any Loan Party or any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by any Loan Party, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.
(c)    Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower and its Subsidiaries, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower and its Subsidiaries to any court or other Governmental Authority, prospective assignee of Lender or any Affiliate of Lender (in each case as to such prospective assignee or Affiliate if Lender, subject to a confidentiality agreement). Each Loan Party hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower’s expense, copies of the financial statements of Borrower and its Subsidiaries and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and its Subsidiaries and to disclose to Lender such information as they may have regarding the business of Borrower and its Subsidiaries. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.
9.7.    Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
(a)    merge into or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that:
(i)    any solvent Subsidiary of the Borrower may merge or consolidate with or into the Borrower or any Guarantor (as long as the Borrower or Guarantor is the surviving person in such merger or consolidation and, in the case of any Guarantor, remains a Wholly Owned Subsidiary of the Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Lender shall be maintained or created in accordance with the provisions of Section 9.21 or Section 9.24, as applicable; and
(ii)    any Foreign Subsidiary may merge or consolidate with or into another Foreign Subsidiary;
(b)    sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:
(i)    sales of Inventory in the ordinary course of business and sale of cash and Cash Equivalents in the ordinary course of business,
(ii)    the sale or other Disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower and its Subsidiaries) so long as such sales or other Dispositions do not involve Equipment having an aggregate fair market value in excess of $250,000 for all such Equipment disposed of in any Fiscal Year of Borrower or as Lender may otherwise agree,
(iii)    the issuance and sale by Borrower of Capital Stock of Borrower after the date hereof; provided, that, after giving effect thereto, no Change of Control shall exist or have occurred,
(iv)    the issuance of Capital Stock of Borrower consisting of common stock pursuant to a stock option or stock grant or similar equity plan or 401(k) plans of Borrower and/or its Affiliates for the benefit of their respective employees, directors, officers and consultants, provided, that, in no event shall Borrower be required to issue, or shall Borrower issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v)    sales or other Dispositions by any Loan Party of assets in connection with the closing or sale of a retail store location of any Loan Party in the ordinary course of any Loan Party’s business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings, (A) on the date of, and after giving effect to, any such closing or sale, the aggregate number of retail store locations closed or sold by Borrower in any Fiscal Year minus the number of retail stores opened by Borrower in such Fiscal Year, shall not exceed the amount equal to ten percent (10%) of the number of retail store locations of Borrower as of the end of the immediately preceding Fiscal Year, (B) Lender shall have received not less than ten (10) Business Days prior written notice of such sale or closing, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Lender may request, (C) after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction, and (E) any and all proceeds payable or delivered to Borrower in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Lender in accordance with the terms of this Agreement (except to the extent such proceeds reflect payment in respect of Indebtedness secured by a properly perfected first priority security interest in the assets sold, in which case, such proceeds shall be applied to such indebtedness secured thereby),
(vi)    the abandonment, sale or other disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries;
(vii)    other sales or disposition; provided that (i) the aggregate consideration received in respect of all such sales and other dispositions pursuant to this clause (viii) shall not exceed $1,000,000 in any period of twelve (12) consecutive months, (ii) such sales or other dispositions are made for fair market value and on an arm’s-length commercial basis, and (iii) at least 75% of the consideration payable in respect of such sales or other dispositions is in the form of cash or Cash Equivalents;
(viii)    leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business so long as no such lease, sublease, license or sublicense adversely affects the Lender’s security interest in the asset or property subject thereto in any material respect;
(ix)    any Investments made in compliance with Section 9.10;
(x)    any Restricted Payments made in compliance with Section 9.11;
(xi)    subject to Section 2.3(b), any Disposition that constitutes a Casualty Event;

(xii)    any sale or other Disposition of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof and not as part of any financing transaction; and
(xiii)    any Disposition of the Distribution Center or any constituent parts thereof in the context of a Sale and Leaseback Transaction permitted hereunder;
(c)    wind up, liquidate or dissolve; or
(d)    as to Sections 9.7(a) and 9.7(c), agree to do any of the foregoing.
9.8.    Encumbrances. Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except for (collectively, “Permitted Liens”):
(a)    the security interests and liens of Lender and any Bank Product Provider and the rights of setoff of Lender and any Bank Product Provider provided for herein or under applicable law;
(b)    liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and any of its Subsidiaries as the case may be and with respect to which adequate reserves have been set aside on the books of the Borrower and its Subsidiaries to the extent required by GAAP;
(c)    non-consensual statutory liens (other than liens securing the payment of taxes, including but not limited to carriers’, warehousemen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ liens and other similar liens) arising in the ordinary course of business of the Borrower or any of its Subsidiaries to the extent: (i) such liens secure obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and such Subsidiary in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP or (ii) such liens secure obligations relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP;
(d)    zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or any of its

Subsidiaries as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;
(e)    (i) purchase money security interests in Equipment (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof and (ii) purchase money security interests (including Capital Leases) in the Distribution Center (or any of its constituent parts), as applicable, to secure Indebtedness permitted under Section 9.9(b) hereof, in each case so long as such security interests are limited to the Equipment or the Distribution Center (or any of its constituent parts), as applicable, acquired with such Indebtedness, and the Indebtedness secured thereby does not exceed the cost of the Equipment in the Distribution Center (or any of its constituent parts), as applicable, so acquired;
(f)    pledges and deposits of cash by Borrower or any of its Subsidiaries after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower or such Subsidiary as of the date hereof;
(g)    liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower or its Subsidiaries located on the premises of Borrower or its Subsidiaries (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower or any of its Subsidiaries and the precautionary UCC financing statement filings in respect thereof;
(h)    liens or rights of setoff against credit balances of Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower or such Subsidiary in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrower or such Subsidiary, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrower or such Subsidiary to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;
(i)    statutory or common law liens or rights of setoff of depository banks with respect to funds of Borrower or any of its Subsidiaries at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by Borrower or such Subsidiary at such banks (but not any other Indebtedness or obligations);
(j)    deposits of cash with the owner or lessor of premises leased and operated by Borrower or any of its Subsidiaries in the ordinary course of the business of Borrower or such Subsidiary to secure the performance by Borrower or such Subsidiary of its obligations under the terms of the lease for such premises;
(k)    judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Lender may establish a Reserve with respect thereto;
(l)    the security interests and liens set forth in the Information Certificate and any security interests and liens granted as a replacement or substitute therefor; provided that any such replacement or substitute security interest or lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the date hereof and (ii) does not encumber any property other than the property subject thereto on the date hereof;
(m)    liens (i) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness for borrowed money) or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;
(n)    liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary in accordance with the past practices of the Borrower or such Subsidiary;
(o)    liens on property rented to, or leased by, the Borrower or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 9.23, (ii) such liens do not encumber any other property of the Borrower or any of its Subsidiaries, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;
(p)    licenses or sublicenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any of its Subsidiaries;
(q)    leases, subleases, licenses and sublicenses of the properties of Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of the business of the Borrower of such Subsidiary so long as such leases, subleases, licenses and sublicenses do not (i) individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or (ii) secure any Indebtedness;
(r)    liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in the State of New York or any similar section under any applicable UCC, covering only the items being collected upon;

(s)    liens encumbering the underlying fee interest of any Real Property for which Borrower or any of its Subsidiaries has only a leasehold or subleasehold interest in the Real Property;
(t)    all matters set forth in any lease that is a leasehold interest included as Real Property (but only to the extent that Borrower or any of its Subsidiaries only has a leasehold or subleasehold interest in the Real Property);
(u)    liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with the Borrower or any of its Subsidiaries to the extent permitted hereunder; provided that such liens (i) do not extend to property not subject to such liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing liens; and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;
(v)    [intentionally left blank];
(w)    liens securing Indebtedness incurred by a non-Loan Party pursuant to Section 9.9(p);
(x)    liens not otherwise permitted under this Section 9.8 securing obligations that do not in the aggregate exceed $1,500,000 at any time outstanding; and
(y)    liens granted to the Term Collateral Agent, for the benefit of itself and the Term Secured Parties, to secure Indebtedness evidenced by the Term Loan Documents to the extent such Liens are subject to the terms and conditions of the Intercreditor Agreement.
9.9.    Indebtedness. Borrower and its Subsidiaries shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:
(a)    the Obligations;
(b)    (i) purchase money Indebtedness for Equipment (including Capital Leases) arising after the date hereof in an aggregate amount not to exceed (i) $10,500,000 at any time outstanding with respect to purchase money Indebtedness and Capital Leases related to assets other than the Distribution Center and (ii) $28,000,000 with respect to purchase money Indebtedness and Capital Leases related to the Distribution Center; provided, however, that, in the case of purchase money Indebtedness, (A) such Indebtedness is incurred within ninety (90) days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Capital Stock of any person owning the applicable fixed or capital assets) by such person and (B) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be;
(c)    Indebtedness of Borrower and its Subsidiaries entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof or except to the extent secured by pledges or deposits of cash as permitted herein, and (iii) the terms and amounts of such Indebtedness shall be reasonably acceptable to Lender;
(d)    the Indebtedness set forth in the Information Certificate and any renewals or refinancings thereof which do not increase the principal amount of such Indebtedness; provided, that, (i) Borrower and its Subsidiaries may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower and its Subsidiaries shall not, directly or indirectly, 1) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrower and its Subsidiaries may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or 2) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower and its Subsidiaries shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower and its Subsidiaries or on its behalf, promptly after the receipt thereof, or sent by Borrower and its Subsidiaries or on its behalf, concurrently with the sending thereof, as the case may be;
(e)    outstanding and unpaid trade payables incurred in the ordinary course of business of Borrower or any of its Subsidiaries;
(f)    Indebtedness in respect of workers’ compensation claims, self-insurance obligations or bid, performance or surety bonds or bankers’ acceptances issued for the account of the Borrower or any of its Subsidiaries, in each case in the ordinary course of business, including guarantees or obligations of the Borrower or any of its Subsidiaries with respect to letters of credit supporting such workers’ compensation claims, self-insurance obligations or bid, performance or surety obligations or bankers’ acceptances (in each case other than for an obligation for borrowed money);
(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;
(h)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(i)    Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount for the Borrower or any of its Subsidiaries not to exceed $5,000,000 at any time outstanding;
(j)    Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;
(k)    cash management obligations and other Indebtedness incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts;
(l)    Indebtedness consisting of the financing of insurance premiums, in the ordinary course of business, not to exceed one year of such premiums;
(m)    (i) Indebtedness in respect of the Term Loan Documents in an aggregate principal amount outstanding not to exceed $100,000,000, and (ii) the amount of any Permitted Hedging Agreements (as defined in the Term Loan Credit Agreement) at any time;
(n)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest (other than pay-in-kind interest) on obligations described in clauses (a) through (m) of this Section 9.9;
(o)    Indebtedness arising from Investments permitted by Section 9.10; and
(p)    Indebtedness of any Subsidiary that is a non-Loan Party in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding for all such non-Loan Parties; provided that such Indebtedness is not directly or indirectly recourse to the Borrower or any of its Subsidiaries or of their respective assets, other than to such non-Loan Party.
9.10.    Loans, Investments, Etc.Borrower and its Subsidiaries shall not directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the capital stock or Indebtedness or all or a substantial part of the assets or property of any other Person, or form or acquire any Subsidiaries (all of the foregoing, collectively, “Investments”), except for:
(a)    Permitted Investments;
(b)    loans to directors, employees or officers incident to hiring or relocation expenses in the aggregate for all such directors, employees or officers not to exceed $500,000 outstanding at any time, provided that any write off or debt forgiveness of any loan or portion thereof made by the Borrower or any of its Subsidiaries in this context shall reduce the $500,000 by an amount corresponding with such write off or debt forgiveness;
(c)    miscellaneous loans to directors, employees or officers other than for hiring and relocation expenses in the aggregate of all such loans not to exceed $250,000 outstanding at any time, provided that any write off or debt forgiveness of any loan or portion thereof made by the Borrower or any its Subsidiaries in this context shall reduce the $250,000 by an amount corresponding with such write off or debt forgiveness.
9.11.    Restricted Payments. Borrower and its Subsidiaries shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than (a) expense reimbursements and payments of salary, bonuses, equity, benefits and other compensation in the ordinary course of business of the Borrower or any of its Subsidiaries, as applicable, (b) the Borrower may declare and make dividend payments or other distributions payable solely in its Capital Stock; (c) repurchases of Capital Stock in the Borrower deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; (d) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Borrower (provided however that any such cash payment shall not be for the purpose of evading the limitations of this covenant); and (e) dividends by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower (provided that dividends made by a Loan Party must be received by another Loan Party and, in the case of a dividend by a non-Wholly Owned Subsidiary of the Borrower, to the Borrower and any other Subsidiary and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests of the relevant class of Capital Stock); unless in each case other than pursuant to clause (e) above, (i) Lender shall have received not less than ten (10) Business Days’ prior written notice of Borrower’s intention to declare or make, or agreement to declare or make, such Restricted Payment, and (ii) after giving effect to such Restricted Payment, (A) except in the case of Restricted Payments funded by the proceeds of new equity capital raised by the Borrower, Excess Borrowing Availability shall be no less than $3,000,000, and (B) no Default or Event of Default shall exist or have occurred and be continuing.
9.12.    [Reserved].
9.13.    Compliance with ERISA. Borrower and its Subsidiaries shall (i) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal law; (i) cause each Pension Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (ii) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iii) not allow or suffer to exist any prohibited transaction involving any Pension Plan or any trust created thereunder which would subject Borrower or any of its Subsidiaries to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (iv) make all required contributions to any Pension Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Pension Plan; (v) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (vi) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (vii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Pension Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.
9.14.    End of Fiscal Years; Fiscal Quarters. Borrower shall, for financial reporting purposes, cause its Fiscal Years and Fiscal Quarters to end on dates in accordance with the standard 52/53 week calendar.
9.15.    Credit Card Agreements. Borrower and its Subsidiaries shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by them at the times set forth therein; (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, Borrower or any of its Subsidiaries may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of Borrower or such Subsidiary; provided, that, Borrower or such Subsidiary shall give Lender not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (c) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Lender shall have received not less than fifteen (15) days prior written notice of the intention of Borrower or such Subsidiary to enter into such agreement (together with such other information with respect thereto as Lender may request) and (ii) Borrower or such Subsidiary delivers, or causes to be delivered to Lender, a Credit Card Acknowledgment in favor of Lender; (d) give Lender immediate written notice of any Credit Card Agreement entered into by Borrower or such Subsidiary after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may request, provided that the requirements of this subsection (d) shall not be deemed to be a waiver of Borrower’s or such Subsidiary’s obligations under subsection (c) hereof; and (e) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may reasonably require from time to time concerning the observance, performance and compliance by Borrower or such Subsidiary or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.
9.16.    Change in Business. Borrower and its Subsidiaries shall not engage in any business other than the business of Borrower and its Subsidiaries on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrower and its Subsidiaries is engaged on the date hereof.
9.17.    License Agreements.

(a)    Borrower and its Subsidiaries shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which they are a party to be observed and performed by them, at the times set forth therein.
(b)    Borrower and its Subsidiaries will either exercise any option to renew or extend the term of each material License Agreement to which they are a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Lender or give Lender prior written notice that Borrower or any of its Subsidiaries does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration.
9.18.    Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Revolving Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). Borrower and its Subsidiaries will not become “blocked persons” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations and will not, to their knowledge, engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
9.19.    Leased Personal Property. Upon the reasonable request of Lender or at any time as requested by Lender upon the occurrence and during the continuation of an Event of Default, Borrower and its Subsidiaries shall deliver, or cause to be delivered, to Lender a duly executed agreement, in form and substance reasonably satisfactory to Lender, with each lessor of material personal property leased by Borrower or any of its Subsidiaries, including, without limitation, any computer equipment or software leased by Borrower or any of its Subsidiaries and material to the conduct of the business of the Borrower or any of its Subsidiaries, that provides Lender with access to such personal property.
9.20.    Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining bank accounts, together with Lender’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged in connection with any Letter of Credit; (d) all reasonable costs and expenses of preserving and protecting the Collateral; (e) all costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) subject to the limitations of Sections 7.3 and 7.7 hereof, all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower’s and its Subsidiaries’ operations, plus a per diem charge at Lender’s then standard rate for Lender’s examiners in the field and office; (g) all fees due and owing to Lender under the Fee Letter; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.
9.21.    Further Assurances. At the request of Lender at any time and from time to time, the Loan Parties shall, at Borrower’s expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Revolving Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by Lender, Lender may, at Lender’s option, cease to make any further Revolving Loans or provide any further Letters of Credit until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied.
9.22.    Minimum Excess Collateral Availability. Borrower shall at all times maintain Excess Collateral Availability of no less than an amount equal to the greater of the following (as the case may be, the “Minimum Excess Collateral Availability”): (a) ten percent (10%) of the then-effective Maximum Credit; or (b) $3,000,000.

9.23.    Sale and Leaseback Transactions. Borrower and its Subsidiaries shall not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (a) the sale of such property is entered into in the ordinary course of business and is made for cash consideration in an amount not less than the fair market value of such property, (b) the Sale and Leaseback Transaction is permitted by Section 9.7 and is consummated within sixty (60) days after the date on which such property is sold or transferred, (c) any Liens arising in connection with its use of the property are permitted by Section 9.8(o), (d) the Sale and Leaseback Transaction would be permitted under Section 9.9, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 9.9 and (e) the Attributable Indebtedness incurred with respect to such Sale and Leaseback Transactions shall not exceed (i) for any property other than the Distribution Center, $1,250,000 with respect to any single Sale and Leaseback Transaction and $2,500,000 in the aggregate in any period of twelve (12) consecutive months and (ii) for the Distribution Center, $28,000,000.
9.24.    Additional Collateral; Additional Guarantors.
(a)    Subject to this Section 9.24, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the lien created by any of the Financing Agreements but is not so subject (but, in any event, excluding any Capital Stock of a Foreign Subsidiary or a Disregarded Domestic Person not required to be pledged pursuant to the last sentence of clause (b) below), promptly (and in any event within thirty (30) days after the acquisition thereof or such longer period as may be reasonably acceptable to the Lender in its sole discretion) (i) execute and deliver to the Lender such amendments or supplements to the relevant Financing Agreements or such other documents as the Lender shall deem reasonably necessary or advisable to grant to the Lender a lien on such property subject to no liens other than Permitted Liens, (ii) deliver opinions of counsel to the Loan Parties in form and substance reasonably acceptable to the Lender (but only if delivery thereof with respect to such property would have been required if the property had been owned on the Closing Date), and (iii) take all actions necessary to cause such lien to be duly perfected to the extent required by such Financing Agreements in accordance with all applicable Legal Requirements (but subject, in any case, to any Permitted Liens), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lender. The Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall reasonably require to confirm the validity, perfection and priority of the lien of the Financing Agreements against such after-acquired properties.
(b)    With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within thirty (30) days after such person becomes a Subsidiary or such longer period as may be reasonably acceptable to the Lender in its sole discretion), subject to the final sentence of this clause (b) (i) deliver to the Lender the certificates, if any, representing all of the Capital Stock of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Stock, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement to become a Guarantor, (B) deliver customary opinions of counsel to the Loan Parties with respect to such Joinder Agreement and the Loan Documents to which such new Subsidiary becomes a party pursuant to such Joinder Agreements and (C) subject to the terms of the Financing Agreements, to take all actions necessary or advisable in the opinion of the Lender to cause the lien created by the applicable Financing Agreement to be duly perfected to the extent required by such Financing Agreement in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Lender. Notwithstanding the foregoing, (1) the Capital Stock required to be delivered to the Lender pursuant to clause (i) of the preceding sentence shall not include any Capital Stock of a Foreign Subsidiary or a Disregarded Domestic Person and (2) no Excluded Subsidiary shall be required to take the actions specified in clause (ii) of the preceding sentence; provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier Foreign Subsidiary or a Disregarded Domestic Person representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Capital Stock not constituting Voting Stock of any such Subsidiary, except that any such Capital Stock constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (b); provided, further, that, notwithstanding anything to the contrary, no Capital Stock of any partnership, joint venture or non-Wholly Owned Subsidiary which cannot be pledged without the consent of one or more third parties that are not Affiliates of the Borrower (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) shall be required to be pledged as Collateral.
(c)    With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within thirty (30) days after such person becomes a Subsidiary or such longer period as may be reasonably acceptable to the Lender in its sole discretion) execute and deliver to the Lender, or its designee (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

SECTION 10.    EVENTS OF DEFAULT AND REMEDIES
10.1.    Events of Default. The occurrence or existence of any one or more of the following events is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
(a)    Borrower fails to pay (i) any principal of any Revolving Loan when and as the same shall become due and payable or (ii) any interest on any Revolving Loan or any fee or any other amount due under any Financing Agreement, when and as the same shall become due and payable;
(b)    Any Loan Party fails to perform or abide by any of the covenants contained in Section 9 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (i) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (ii) an intentional breach by any Loan Party of any such covenant;
(c)    Any Loan Party fails to perform any of the other terms, covenants, conditions or provisions contained in this Agreement or in any of the other Financing Agreements and such failure shall continue for ten (10) Business Days after the earlier to occur of (i) Lender’s provision of written notice of such failure to Borrower, and (ii) Borrower’s knowledge of such failure; provided, that, such ten (10) Business Day period shall not apply in the case of: (i) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such ten (10) Business Day period or which has been the subject of a prior failure within a six (6) month period or (ii) an intentional breach by such Loan Party of any such term, covenant, condition or provision;
(d)    any representation, warranty or statement of fact made by any Loan Party to Lender in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;
(e)    any judgment for the payment of money is rendered against any Loan Party in excess of $500,000 in any one case or in excess of $500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Loan Party or any of the Collateral;
(f)    Borrower or any of its Subsidiaries makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)    a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any of its Subsidiaries or all or any part of their respective properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or such Subsidiary shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;
(h)    a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any of its Subsidiaries or for all or any part of its property;
(i)    any default by any Loan Party under (A) any agreement, document or instrument relating to any Indebtedness owing to any Person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $500,000, or (B) any lease of real property for which the leased premises is the Borrower’s corporate headquarters or one of the Borrower’s distribution centers, in each such case under (A) and (B) which default continues for more than the applicable cure period, if any, with respect thereto; provided that, any such default referred to in subclause (A) relating to Indebtedness under the Term Loan Documents shall constitute an Event of Default under this Section 10.1 only after the earliest to occur of (x) expiration of a forty-five (45)-day period following the commencement of such failure or the date of such occurrence, (y) any acceleration of the Term Loan Credit Agreement (as defined in the Intercreditor Agreement), whether automatic or otherwise or (z) the commencement of any Enforcement Action (as defined in the Intercreditor Agreement) by the Term Collateral Agent or any holder of the Term Loan Documents as the result of such default;
(j)    any default by Borrower or any of its Subsidiaries under any Material Contract (including, without limitation, any of the Credit Card Agreements), which default continues for more than the applicable cure period, if any, with respect thereto which default has or could reasonably be expected to have a Material Adverse Effect, or any Credit Card Issuer or Credit Card Processor (other than with a Credit Card Issuer or Credit Card Processor where the sales using the applicable card are less than ten percent (10%) of all such sales in the immediately preceding Fiscal Year) withholds payment of amounts otherwise payable to Borrower or such Subsidiary to fund a reserve account or otherwise hold as collateral, or shall require Borrower or such Subsidiary to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or Borrower or such Subsidiary shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate, all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $1,000,000, or any such Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts in excess of $250,000 in the aggregate in any Fiscal Year of Borrower from any deposit account of any Loan Party;
(k)    any Credit Card Issuer or Credit Card Processor shall send written notice to Borrower that it is ceasing to make or suspending payments to Borrower of amounts due or to become due to Borrower or shall cease or suspend such payments, or shall send written notice to Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice;
(l)    any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein and subject to the terms of the Intercreditor Agreement);
(m)    an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower or any of its Subsidiaries or any ERISA Affiliate in an aggregate amount in excess of $2,000,000;
(n)    the occurrence of any Change of Control; or
(o)    the indictment by any Governmental Authority, or as Lender may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Loan Party of which any Loan Party or Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Lender, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $2,000,000 or (ii) any other property of any Loan Party which is necessary or material to the conduct of its business.
10.2.    Remedies.
(a)    At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Loan Parties, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Loan Party of this Agreement or any of the other Financing Agreements.
(b)    Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, at its option (i) upon notice to Borrower, accelerate the payment of all Obligations and demand immediate payment thereof (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f), 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitment whereupon the obligation of Lender to make any Revolving Loan or to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f), 10.1(g) and 10.1(h), the Commitment and any other obligation of the Lender hereunder shall automatically terminate).
(c)    Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require the Loan Parties, at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of the Loan Parties, which right or equity of redemption is hereby expressly waived and released by the Loan Parties and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and the Loan Parties waive any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, the Loan Parties waive the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Lender’s request, Borrower will either, as Lender shall specify, furnish cash collateral to Lender to be used to secure and fund the reimbursement obligations to Lender in connection with any Letter of Credit Obligations or furnish cash collateral to Lender for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.
(d)    At any time or times that an Event of Default exists or has occurred and is continuing, Lender may enforce the rights of the Loan Parties against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Lender may (i) notify any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors and other obligors to make payment of Receivables directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests, (v) request that all invoices and statements sent to any account debtor state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender, and (vi) request that the Loan Parties deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, the Loan Parties shall, upon Lender’s request, hold the returned Inventory in trust for Lender, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Lender’s instructions, and not issue any credits, discounts or allowances with respect thereto without Lender’s prior written consent.
(e)    To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for Lender (i) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as the Loan Parties, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this subsection (e) is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in the exercise by Lender of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this subsection (e). Without limitation of the foregoing, nothing contained in this subsection (e) shall be construed to grant any rights to the Loan Parties or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this subsection (e).
(f)    For the purpose of enabling Lender to exercise the rights and remedies hereunder, each Loan Party hereby grants to Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to such Loan Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Loan Party, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
(g)    At any time an Event of Default exists or has occurred and is continuing, Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all reasonable costs and expenses of collection or enforcement, including reasonable attorneys’ fees and expenses.

(h)    Without limiting the foregoing, upon the occurrence and during the continuation of a Default or an Event of Default, Lender may, at Lender’s option, without notice, (i) cease making Revolving Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Revolving Loans and Letters of Credit available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Revolving Loans to be made by Lender or Letters of Credit to be issued by Lender.

SECTION 11.    GUARANTEE
11.1.    The Guarantee. The Original Guarantor and all Guarantors executing a Joinder Agreement hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to the Lender and its successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Revolving Loans made by the Lender to the Borrower, and all other Obligations from time to time owing to the Lender by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.2.    Obligations Unconditional. The obligations of the Guarantors under Section 11.1 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(a)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Financing Agreements or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(d)    any lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Financing Agreements; or
(e)    the release of any other Guarantor pursuant to Section 11.9.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Lender, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Lender or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
11.3.    Reinstatement. The obligations of the Guarantors under Section 11.1 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Guarantors in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
11.4.    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitment it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to paragraph (m) of the definition of “Permitted Investments” shall be subordinated to such Loan Party’s Obligations or Guaranteed Obligations, as applicable, in the manner set forth in the Intercompany Note evidencing such Indebtedness.

11.5.    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lender, the obligations of the Borrower under this Agreement and other Financing Agreements may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1.
11.6.    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 11 constitutes an instrument for the payment of money.
11.7.    Continuing Guarantee. The guarantee in this Section 11 is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.
11.8.    General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 11.4 and 11.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.
11.9.    Release of Guarantors. If, in compliance with the terms and provisions of the Financing Agreements, (i) all of the Capital Stock or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Loan Party or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 12.5) and its obligations to pledge and grant any Collateral owned by it pursuant to any Financing Agreement and, in the case of the sale of all of the Capital Stock of the Transferred Guarantor, the pledge of such Capital Stock to the Lender pursuant to the Financing Agreements shall be released, and, so long as the Borrower shall have previously provided the Lender such certifications or documents as the Lender shall reasonably request, the Lender shall take such actions as are necessary to effect each release described in this Section 11.9 in accordance with the relevant provisions of the Financing Agreements.
11.10.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Lender and each Guarantor shall remain liable to the Lender for the full amount guaranteed by such Guarantor hereunder.
SECTION 12.    JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.
12.1.    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
(a)    The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the Commonwealth of Pennsylvania, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania.
(b)    Each Loan Party and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state courts for the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against any Loan Party or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Loan Party or its property).
(c)    Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender’s option, by service upon such Loan Party in any other manner provided under the rules of any such courts.
(d)    THE LOAN PARTIES AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE LOAN PARTIES AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH LOAN PARTY AND LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(e)    Lender shall not have any liability to any Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by such Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct by Lender. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement and each other Financing Agreement.
12.2.    Waiver of Notices. Each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Loan Party which Lender may elect to give shall entitle such Loan Party to any other or further notice or demand in the same, similar or other circumstances.
12.3.    Amendments and Waivers. Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Lender, and as to amendments to any of the Financing Agreements, by any Loan Party. Any and all amendments, waivers, discharges or terminations shall be effective and binding as to Lender only in the specific instance and for the specific purpose for which given.
12.4.    Waiver of Counterclaims. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
12.5.    Indemnification. Each Loan Party shall indemnify and hold Lender and its respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, reasonable costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel except that such Loan Party shall not have any obligation under this Section to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of such Loan Party as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Loan Party shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6.    Waiver of Special Damages. To the extent permitted by applicable law, neither any Loan Party nor Lender shall assert, and each of the Loan Parties and Lender hereby waives, any claim against the officers, directors, agents, employees, advisors, counsel and Affiliates of the other party, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.
SECTION 13.    TERM OF AGREEMENT; MISCELLANEOUS
13.1.    Term.
(a)    This Agreement and the other Financing Agreements shall continue in full force and effect until the earliest to occur of the following (as the case may be, the “Termination Date”): (i) May 16, 2017; (ii) the date which is 45 days prior to the Term Loan Maturity Date; or (iii) at the election of Lender in its sole discretion, upon the occurrence of an Event of Default.
(b)    No termination of this Agreement or any of the other Financing Agreements shall relieve or discharge each Loan Party of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender’s continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Lender shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds. Upon the termination of this Agreement in accordance with its terms and the payment and satisfaction in full of all Obligations, including the satisfaction of all indemnification and other obligations of each Loan Party which survive the payment of the Obligations and the termination or non-renewal of this Agreement as provided herein, in each case as determined by Lender in its sole discretion, Lender shall, at the request and expense of Borrower, prepare, file and/or record all necessary instruments, documents, releases, satisfactions and terminations, including UCC termination statements, to evidence and effectuate the termination of the Credit Facility and any interest of Lender in and to the Collateral.
13.2.    Interpretative Provisions.
(a)    All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
(b)    All references to the plural herein shall also mean the singular and to the singular shall also mean the plural, unless the context otherwise requires.
(c)    All references to Borrower, Guarantor, Loan Party or Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
(d)    The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
(e)    The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.
(f)    An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 12.3 hereof or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender in good faith.
(g)    All references to the term “good faith” used herein when applicable to Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. The Loan Parties shall have the burden of proving any lack of good faith on the part of Lender as alleged by the Loan Parties.
(h)    Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower and its Subsidiaries most recently received by Lender prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
(j)    Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
(k)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(l)    This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(m)    This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Lender and the Loan Parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Lender merely because of Lender’s involvement in their preparation.
13.3.    Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to the Loan Parties:	Five Below, Inc. 1818 Market Street, Suite 1900 Philadelphia, PA 19103 Attention: Kenneth R. Bull Chief Financial Officer Telephone No.: (215) 207-2604 Telecopy No.: (215) 546-1695
with a copy to:	Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 Attention: Barry Abelson, Esquire Telephone No.: (215) 981-4282 Telecopy No.: (215) 981-4750
If to Lender:	Wells Fargo Bank, National Association c/o Peter Foley Wells Fargo Retail Finance One Boston Place, 19th Floor Boston, MA 02108 Telephone No.: 617-854-7283 Telecopy No.: 855-461-3726
with a copy to:	Duane Morris LLP United Plaza 30 S. 17th Street Philadelphia, PA 19103 Attention: James J. Holman, Esquire Lauren Lonergan Taylor, Esquire Telephone No.: (215) 979-1000 Telecopy No.: (215) 979-1020

13.4.    Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
13.5.    Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, the Loan Parties and their respective successors and assigns, except that no Loan Party may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Any such purported assignment without such express prior written consent shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of the Loan Parties and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.
13.6.    Assignments; Participations. Lender may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of Lender’s interest in the Revolving Loans at any time. Each Loan Party hereby authorizes Lender to provide without any notice to such Loan Party, any information concerning the Loan Parties, including information pertaining to the Loan Parties’ financial condition, business operations or general creditworthiness, to any Person or entity which may succeed to or participate in all or any part of the Lender’s interest in the Revolving Loans; provided, that, such person or entity agrees to hold such information confidential in accordance with a confidentiality agreement in form and substance reasonably acceptable to Borrower and Lender.
13.7.    Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
13.8.    USA Patriot Act. Pursuant to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), Lender hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Loan Party and other information that will allow Lender to identify such person in accordance with the Act and any other applicable law. Borrower is hereby advised that any Revolving Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.
13.9.    Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
13.10.    Release. In consideration of Lender entering into this Agreement, each Loan Party hereby fully and unconditionally releases and forever discharges Lender and its respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, from the beginning of the world to the date on which this Agreement is effective, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which such Loan Party has, had, claims to have had or hereafter claims to have against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, on account of or in any way affecting, concerning or arising out of or founded upon this Agreement, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties in connection with the administration or enforcement of the Revolving Loans, the Obligations, this Agreement or any of the other Financing Agreements (collectively, all of the foregoing are the “Claims”) prior to the date hereof. Each Loan Party represents and warrants that the foregoing constitutes a full and complete release of all Claims.
13.11.    Intercreditor Agreement.
(a)    Reference is made to the Intercreditor Agreement. Lender (a) consents to the subordination of liens provided for in the Intercreditor Agreement and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. The foregoing provisions are intended as an inducement to Lender to extend credit, and Lender is an intended third party beneficiary of such provisions and the provisions of the Intercreditor Agreement.
(b)    Reference is made to the Intercreditor Agreement. Notwithstanding any other provision contained herein, this Agreement, the liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Obligations Security Documents (as defined in the lntercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.
13.12.    Borrower Authorized.
(a)    Each Loan Party (other than the Borrower) by its execution of this Agreement or a Joinder Agreement irrevocably appoints Borrower to act on its behalf as its agent and representative in relation to the Financing Agreements and irrevocably authorizes:
(i)    the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions; and
(ii)    the Lender to give any notice, demand or other communication to that Loan Party pursuant to the Financing Agreements to the Borrower, and in each case the Loan Party shall be bound as though the Loan Party itself, had given the notices and instructions.
(b)    Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Borrower or given to the Borrower under any Financing Agreement on behalf of another Loan Party or in connection with any Financing Agreement (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Financing Agreement or the Borrower executed this Agreement) shall be binding for all purposes on that Loan Party as if that Loan Party had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower and any other Loan Party, those of the Borrower shall prevail.

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER:		BORROWER:
WELLS FARGO BANK, NATIONAL ASSOCIATION		FIVE BELOW, INC.
By:	/s/ Peter Yelle	By:	/s/ Kenneth R. Bull
Name:	Peter Yelle	Name:	Kenneth R. Bull
Title:	Vice President	Title:	Chief Financial Officer, Secretary and Treasurer

ORIGINAL GUARANTOR:
FIVE BELOW MERCHANDISING, INC.
By:	/s/ Thomas G. Vellios
Name:	Thomas G. Vellios
Title:	President

[Signature Page to Third Amended and Restated Loan and Security Agreement]

Exhibits
Exhibit “A” Form of Borrowing Base Certificate
Exhibit “B” Information Certificate
Exhibit “C” Form of Compliance Certificate
Exhibit “D” Form of Intercreditor Agreement
Exhibit “E” Form of Intercompany Note
Exhibit “F” Form of Joinder Agreement
[Exhibits A through F have been omitted as certain of these exhibits are either subject to post-closing determinations or have been separately filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-180780) filed with the Commission on May 24, 2012. The Company agrees to furnish supplementally a copy of these exhibits to the Securities and Exchange Commission upon request.]